Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-160984

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and offers to buy these securities are not being made in any jurisdiction where such offer or sale is not permitted.

Subject to completion, dated August 3, 2009

Prospectus supplement

(To Prospectus dated August 3, 2009)

7,500,000 shares

Common stock

The selling shareholders are selling 7,500,000 shares of our common stock under this prospectus supplement. We will not receive any proceeds from the sale of the shares by the selling shareholders. Our common stock is listed on The NASDAQ Global Select Market under the symbol “STEC.” The last reported sale price of our common stock on The NASDAQ Global Select Market on July 31, 2009 was $34.09 per share.

	Per share	Total

Public offering price	$	$

Underwriting discount	$	$

Proceeds, before expenses, to the selling shareholders	$	$

The selling shareholders have granted the underwriters an option for a period of 30 days to purchase up to an additional 1,125,000 shares to cover overallotments.

Investing in our common stock involves risks. See “Risk factors” beginning on page S-7 of this prospectus supplement. You should also consider the risk factors described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

The underwriters expect to deliver the shares of common stock to purchasers on or about August     , 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

J.P. Morgan	Deutsche Bank Securities

Barclays Capital	Oppenheimer & Co.

The date of this prospectus is August     , 2009.

Prospectus supplement

Prospectus

i

About this prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the headings “Where you can find more information” and “Incorporation of certain information by reference.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation of certain information by reference.”

We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-3 with respect to the shares of common stock offered hereby. This prospectus supplement does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. Any statements made in this prospectus supplement concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

ii

Cautionary note regarding forward-looking statements

Certain information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements often can be, but are not always, identified by the use of words such as “assume,” “expect,” “intend,” “plan,” “project,” “believe,” “estimate,” “predict,” “anticipate,” “may,” “might,” “should,” “could,” “goal,” “potential” and similar expressions. They include, but are not limited to statements regarding:

•	our revenue growth initiatives;

•	continued growth in the sales of our Flash product line;

•	changes in the average selling prices of our products;

•	the loss of, or reduction in sales to, any of our key customers;

•	our ability to deliver new and enhanced products on a timely basis;

•	our sales, operating results and anticipated cash flows;

•	our ability to forecast customer demand;

•	the availability of certain components in our products which we obtain from a limited number of suppliers;

•	competition from other companies in our industry;

•	the potential impact of the sale of common stock by our management or other stockholders;

•	changes in political and economic conditions and local regulations, particularly outside of the United States; and

•	our ability to protect our intellectual property rights.

We base these forward-looking statements on our current expectations and projections about future events, our assumptions regarding these events and our knowledge of facts at the time the statements are made. These forward-looking statements are subject to various risks and uncertainties that may be outside our control and our actual results could differ materially from our projected results. Please see our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and the other information contained and incorporated by reference in this prospectus for a further discussion of these and other risks and uncertainties applicable to our business. We are not able to predict all the factors that may affect future results. Forward-looking statements speak only as of the date of this prospectus or the date of the document incorporated by reference. Except as required by applicable laws or regulations, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

iii

Prospectus supplement summary

This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the matters discussed under the caption “Risk factors” and the detailed information and financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. Unless the context otherwise indicates, the terms “STEC,” “Company,” “we,” “us,” and “our” as used in this prospectus supplement refer to STEC, Inc. and its consolidated subsidiaries. The term “selling shareholders” refers, collectively, to the selling shareholders named in this prospectus supplement under the caption “Principal and selling shareholders.”

Our company

STEC, Inc. is a leading global provider of enterprise-class Flash solid-state drives, or SSDs, that are designed to increase the performance of storage systems and servers enterprises use to retain and access their critical data. Our products are designed specifically for storage systems and servers that run applications requiring a high level of input/output per second, or IOPs, performance, capacity, reliability and a low amount of latency, with the added benefits of consuming a lower quantity of power and occupying a smaller footprint.

We design and develop our SSD controllers, enhance them with proprietary firmware and combine them with third-party Flash memory, to form high-performance SSDs which provide a level of IOPs performance not currently possible with traditional hard disk drives, or HDDs. We sell our SSDs to the leading global storage and server original equipment manufacturers, or OEMs, which integrate them into storage systems and servers used by enterprises in a variety of industries including financial services, government, transportation, defense and aerospace, and transaction processing. We also manufacture small form factor Flash SSDs, cards and modules, as well as custom high density dynamic random access memory, or DRAM, modules for networking, communications and industrial applications. We are headquartered in Santa Ana, California and have manufacturing operations in Penang, Malaysia.

Our business strategy

We market our products to OEMs, leveraging our comprehensive design capabilities to offer custom storage solutions to address their specific needs.

We are focusing on several revenue growth initiatives, including:

•	continuing to develop and qualify customized Flash-based SSDs, including our ZeusIOPS and Mach8IOPS product lines, for enterprise-storage and enterprise-server applications, respectively; and

•	expanding our international business in Asia and Europe.

Over the past several years, we have expanded our custom design capabilities of Flash products for OEM applications. We have invested significantly in the design and development of customized Flash controllers, firmware and hardware and made strategic acquisitions that have expanded our Flash controller design capabilities. In 2008, we derived $150.3 million in revenues from the sale of Flash products, which represented 66% of our total revenues. For the six months ended June 30, 2009, we derived $132.7 million in revenues from the sale of Flash products, which represented 89% of our total revenues. We expect continued growth in the sales of our Flash-based SSD ZeusIOPS products through 2009 based on the accelerated adoption of our ZeusIOPS SSDs by most of our major enterprise-storage and enterprise-server OEM customers into their systems. As part of this expected growth, on July 16, 2009 we announced an agreement with one of our largest enterprise-storage customers for sales of $120 million of ZeusIOPS SSDs to be delivered in the second half of 2009.

We also offer both monolithic DRAM modules and DRAM modules based on our proprietary stacking technology. In 2008, we derived $71 million in revenues from the sale of DRAM products, which represented 31% of our total revenues. For the six months ended June 30, 2009, we derived $16 million in revenues from the sale of DRAM products, which represented 11% of our total revenues. We expect sales of DRAM modules to decline as a percentage of our total revenues over time as we continue to focus on growing our Flash-based product lines.

Our industry

For the past half century, computing system OEMs have relied primarily on two storage technologies: DRAM and HDDs. Over time, microprocessor capabilities in their computing systems have dramatically outpaced the performance capabilities of HDDs, thus creating the need for faster access to storage; DRAM is cost- and power- prohibitive for many such applications. As a result, we have developed SSDs that represent a new tier of storage that allow users to access data faster, more reliably and on a more efficient basis than DRAM and HDDs.

A well-designed SSD delivers a valuable and unique set of characteristics, which are a combination of faster performance, better reliability and improved energy efficiency compared to an HDD. We believe that, across the range of enterprise-storage and enterprise-server OEMs, SSDs are viewed as a vital, permanent tier of storage which renders compelling value to the end-users of those storage and server systems by delivering unprecedented performance and significant power savings, at lower cost than comparative systems built only with HDDs and DRAM.

We believe that we are a technology leader in solid-state storage due to our nearly 20 years of focus on advanced memory solutions. Throughout our history, we have delivered advanced memory and storage solutions to a wide range of customers in various market segments, and we continue to develop products to meet the need of enterprises to constantly improve the retention of, and access to, critical data at high performance levels.

Our solutions

The key features of our products include:

•

Proprietary controller IC technology.    In order to be first-to-market with innovative storage technologies, we design the fundamental logic for our SSD products. The controllers within our various SSD products are the key to enabling high levels of performance and reliability.

•	High degree of customization. Products sold to our customers are typically customized by our design and engineering teams to meet our customers’ specific design requirements.

•	High performance. Our SSD technology is optimized for exceptionally low-latency, fast access times and sustained high megabyte-per-second speeds.

•

High density.    Our patented stacking technology allows us to design and manufacture products in which multiple memory chips are stacked vertically to increase the capacities without increasing the product footprint. In some cases, our IC Tower and Postage Stamp stacking memory technology allows us to create a high capacity solution that is otherwise not currently available in the market using standard devices, and in other cases it allows us to provide the same capacity as a standard module at a lower price point.

•	Compact size. We are able to manufacture high-density products with some of the smallest form factors in the market in order to meet the ever-reducing size requirements of our customers’ products.

•

High reliability.    Our products are built utilizing sophisticated error detection and correction processes to provide high data reliability and integrity. In addition, our products are designed to withstand high levels of shock and vibration as well as extreme temperature fluctuations.

•

Low power consumption.    SSD products generally require less power than equivalent IOPs performance HDDs because fewer SSDs are required to achieve the same performance and SSDs do not contain moving parts.

Risk factors

Investing in our common stock involves risk. In addition, our ability to execute our strategy is subject to certain risks. The risks described under the heading “Risk factors” immediately following this summary may cause us not to realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Before you invest in our common stock, you should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk factors.”

Principal and selling shareholders

Prior to the consummation of this offering, the selling shareholders Manouch Moshayedi and Mark Moshayedi, together owned approximately 35.4% of our common stock. Following the consummation of this offering, they will own approximately 20.4% of our common stock, assuming that the underwriters do not exercise their overallotment option. Manouch Moshayedi is our Chief Executive Officer and Chairman of our Board of Directors. Mark Moshayedi is our President, Chief Operating Officer, Chief Technical Officer, Secretary and a Director.

Our corporate information

We are a California corporation. We were incorporated in 1990. Our principal executive offices are located at 3001 Daimler Street, Santa Ana, California 92705 and our telephone number is (949) 476-1180. Our primary manufacturing facility is located in Penang, Malaysia. Our website address is http://www.stec-inc.com. We do not incorporate the information on our website into this prospectus and you should not consider it part of this prospectus.

The offering

Issuer	STEC, Inc., a California corporation.

NASDAQ Global Select Market symbol:	“STEC”

Selling Shareholders:	Manouch Moshayedi, our chairman and chief executive officer and, Mark Moshayedi, our president, chief operating officer, chief technical officer, secretary and a director.

Shares of common stock offered by the selling shareholders	7,500,000 shares (8,625,000 shares if the underwriters’ overallotment option is exercised in full).

The selling shareholders have granted the underwriters the option to purchase up to 1,125,000 additional shares of common stock to cover overallotments within 30 days after the date of this prospectus supplement.

Unless we specifically state otherwise, all information in this prospectus supplement assumes the underwriters’ overallotment option will not be exercised.

Shares outstanding after consummation of the offering	As of July 28, 2009, we had 49,515,107 shares outstanding, which includes the shares being offered by this prospectus supplement.

Use of proceeds	We will not receive any proceeds from the sale of common stock by the selling shareholders named in this prospectus supplement.

Expenses	The total estimated expenses for the offering contemplated by this prospectus supplement will be $675,000 of which we will pay approximately $267,500 and the selling shareholders will pay the remainder.

Risk factors	See “Risk factors” and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of certain factors you should carefully consider before deciding to invest in shares of our common stock.

Summary consolidated financial statements

The following table summarizes financial data regarding our business and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement. The summary consolidated balance sheet data as of December 31, 2008 and summary consolidated statement of operations data for each year in the three years ended December 31, 2008 have been derived from our audited consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this prospectus supplement. The summary consolidated balance sheet data as of June 30, 2009 and the summary consolidated statement of operations data for the six months ended June 30, 2008 and 2009 have been derived from our unaudited consolidated financial statements appearing in our Quarterly Report on Form 10-Q for the three months ended June 30, 2009, which is incorporated by reference in this prospectus supplement and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, which are necessary to present fairly the results of operations and financial position for those periods. Our results for any interim period in any year are not necessarily indicative of the results to be expected for the full year. Historical results are not necessarily indicative of the results to be expected in the future.

	Year ended December 31,			Six months ended June 30,
(in thousands, except per share and per share data)	2006	2007	2008	2008	2009

Consolidated Statement of Operations Data:
Net revenues	$215,753	$188,652	$227,445	$106,879	$149,886
Cost of revenues	147,301	131,643	156,358	72,055	83,680

Gross profit	68,452	57,009	71,087	34,824	66,206
Operating Expenses
Sales and marketing	16,066	17,382	19,045	9,112	9,803
General and administrative	12,711	17,909	25,422	10,940	14,080
Research and development	10,071	14,971	21,081	9,155	10,943
Non-recurring expense	—	—	—	—	3,173

Total operating expenses	38,848	50,262	65,548	29,207	37,999

Income from operations	29,604	6,747	5,539	5,617	28,207
Interest income and other, net	3,653	3,786	1,326	1,194	602

Income from continuing operations before provision for income taxes	33,257	10,533	6,865	6,811	28,809
Provision for income taxes	12,071	4,723	2,714	3,643	6,252

Income from continuing operations	21,186	5,810	4,151	3,168	22,557
Discontinued operations:
Income (loss) from discontinued operations	1,103	7,094	238	149	(356)
(Provision) benefit for income taxes	(438)	(2,890)	(97)	(58)	141

Income (loss) from discontinued operations	665	4,204	141	91	(215)

Net income	$21,851	$10,014	$4,292	$3,259	$22,342
Net income per share:
Basic:
Continuing operations	$0.46	$0.12	$0.09	$0.07	$0.46
Discontinued operations	0.01	0.08	—	—	—

Total	$0.47	$0.20	$0.09	$0.07	$0.46
Diluted:
Continuing operations	$0.44	$0.11	$0.08	$0.06	$0.45
Discontinued operations	0.01	0.08	—	—	—

Total	$0.45	$0.19	$0.08	$0.06	$0.45
Shares used in net income per share computation:
Basic	46,313	49,843	49,956	49,801	48,654

Diluted	48,354	51,588	51,132	51,274	49,883

(in thousands)	As of December 31, 2008	As of June 30, 2009

Consolidated Balance Sheet Data:
Cash and cash equivalents	$ 33,379	$ 88,503
Short-term investments	—	5,200
Working capital	126,618	163,717
Total assets	206,429	239,870
Total debt (including current maturities)	—	—
Total shareholders’ equity	181,563	214,429

Risk factors

Investing in our common stock involves risk. Our business, operating results and cash flows can be impacted by a number of factors, any one of which could cause our actual results to vary materially from recent results or from our anticipated future results. Along with the risks and uncertainties listed below you should carefully consider the risks, uncertainties and assumptions incorporated herein by reference to our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks related to this offering

The selling shareholders are our largest shareholders and are executives and directors of our company, and their interests may diverge from other shareholders.

The selling shareholders, Manouch Moshayedi and Mark Moshayedi, are brothers who (along with a third brother, Mike Moshayedi) founded our company. They have owned a substantial amount of shares since our inception and prior to our initial public offering in 2000. As of July 28, 2009, the selling shareholders beneficially owned approximately 35.4% of our outstanding common stock (assuming the inclusion of shares of common stock subject to options that are exercisable within 60 days). After the completion of this offering, Manouch Moshayedi and Mark Moshayedi will continue to hold approximately 20.4% of our common stock, assuming no exercise of the underwriters’ overallotment option, and approximately 18.1% of our common stock in the event the underwriters exercise their overallotment option in full. As shareholders, Manouch Moshayedi and Mark Moshayedi may have interests that diverge from those of other holders of our common stock. In addition, Manouch Moshayedi and Mark Moshayedi are executive officers and directors. As a result, they have the potential ability to control or influence all matters requiring approval by our shareholders, including approval of significant corporate transactions and the decision of whether a change in control will occur. This potential control could affect the price that certain investors may be willing to pay in the future for shares of our common stock.

The number of shares eligible for sale in the future and the sale of shares in this offering or the sale of shares by us or any of our significant shareholders may cause the market price for our common stock to decline.

Our articles of incorporation authorize us to issue up to 100,000,000 shares of common stock. As of July 28, 2009, 49,515,107 shares of our common stock were outstanding. As of June 30, 2009, 23,128,277 shares were reserved for issuance under our equity incentive plans. Except for our agreement with the underwriters not to offer or sell our common stock or equity-linked securities for a 90-day period described under the section of this prospectus supplement captioned “Underwriting” and as otherwise limited by applicable securities laws, we are not restricted from issuing additional shares of common stock or other equity-linked securities. Sales by us of a substantial number of shares of our common stock or other equity-linked securities could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

The sale of shares by the selling shareholders in this offering may be viewed negatively by the public and may have an adverse impact on the market price of our common stock. In addition, although the selling shareholders and our officers and directors are subject to a 90 day lock-up agreement similar to that between us and the underwriters and are subject to restrictions on their ability to sell shares of our common stock held by them by virtue of our insider trading policy and applicable securities laws, they may sell a large number of additional shares following this offering, which could cause the market price of our common stock to decline, as such sales may be viewed negatively by the public. Moreover, sales by other members of management, our directors or other significant shareholders, including Mike Moshayedi (who holds more than 5% of our shares, is not subject to a lock-up agreement or restrictions imposed by our insider trading policy and has sold a significant number of shares in the last six months preceding the date of this prospectus supplement), or even the perception in the public market that they or the selling shareholders, may sell shares could depress the market price of our common stock. For more information about our principal shareholders, see the table (and footnotes thereto) in the section of this prospectus supplement captioned “Principal and selling shareholders.”

Risks related to our business

Sales to a limited number of customers, particularly EMC Corporation, represent a significant portion of our revenues and the loss of any key customer could materially reduce our revenues.

Historically, sales to a relatively limited number of customers have accounted for a significant percentage of our revenues. In 2008 and the six months ended June 30, 2009, sales to our ten largest customers accounted for an aggregate of 77.2% and 82.3%, respectively, of our total revenues. Of these amounts, EMC Corporation, which is currently our largest customer, accounted for 15.2% and 27.5%, respectively, of our total revenues. Sales to EMC as a percentage of our total revenues increased to 38.9% in the second quarter of 2009. In future periods, our revenues derived from EMC as a percentage of total revenues may increase and, in any event, we expect sales to EMC will represent a significant percentage of our total revenues for the foreseeable future.

The industries in which many of our customers compete have experienced, and may continue to experience consolidation which may result in increased customer concentration and/or the loss of customers. In addition, the composition of our major customer base changes from quarter to quarter as the market demand for our customers’ products changes, and we expect this variability to continue in the future. We expect that sales of our products to a limited number of customers will continue to contribute materially to our revenues in the foreseeable future. The loss of, or a significant reduction in purchases by, any of our major customers could materially harm our business, financial condition and results of operations.

The market for enterprise Flash-based SSD products is relatively new and evolving, which makes it difficult to forecast end user adoption rates, and customer demand, for our products.

You should consider our business and prospects in light of the risks and difficulties we encounter in the new and rapidly evolving market for enterprise Flash-based SSD products. It is difficult to predict with any precision end user adoption rates or customer demand for our products or the future growth rate and size of this market. The rapidly evolving nature of the markets in which we sell our products and services, as well as other factors that are beyond our control, reduce our ability to accurately evaluate our future prospects and forecast quarterly or annual performance.

Current economic conditions and the global financial crisis may have an impact on our business and financial condition in ways that we currently cannot predict.

Our operations and performance depend in part on worldwide economic conditions and their impact on levels of spending on information technology. As a result in the recent downturn in global economic activity, spending on information technology has deteriorated significantly in the United States and many other countries and regions, and may remain depressed for the foreseeable future. Uncertainty in the financial and credit markets have caused many of our customers to postpone or cancel purchases, and continued uncertainty may reduce future sales of our products and services. For example, during the fourth quarter of 2008 we experienced the cancellation of previously anticipated orders that negatively affected our revenues and operating results. These worldwide economic conditions make it extremely difficult for our customers, our vendors and us to accurately forecast and plan future business activities, and they could cause our customers to further reduce or slow spending on our products, which would delay and lengthen sales cycles.

Furthermore, during challenging economic times our customers may face issues gaining timely access to sufficient credit, which could result in an impairment of their ability to make timely payments to us. If that were to occur, we may experience increased collection times or write-offs, which could have a material adverse effect on our revenues and cash flow. Similarly, our vendors may face issues gaining timely access to sufficient credit, which could result in an impairment of their ability to supply us with components that are needed in the manufacture of our products. If that were to occur, we may experience delays in our production and increased costs associated with our qualification of additional new vendors and replacement of their components, which could have a material adverse effect on our revenues and cash flow.

Finally, our ability to access the capital markets may be restricted at a time when we would like, or need, to do so, which could have an impact on our flexibility to pursue additional expansion opportunities and maintain our desired level of revenue growth in the future. These and other economic factors could have a material adverse effect on demand for our products and services and on our financial condition and operating results.

Disruption of operations at our manufacturing facilities in Penang, Malaysia would substantially harm our business.

Substantially all of our manufacturing operations are located in Penang, Malaysia. Due to this geographic concentration, a disruption of our manufacturing operations, whether as a result of sustained process abnormalities, human error, government intervention or natural disasters, including earthquakes, power failures, fires or floods, or otherwise, could cause us to cease or limit our manufacturing operations which would harm our business, financial condition and results of operations.

Our dependence on a small number of suppliers for components, including integrated circuit devices, and inability to obtain a sufficient supply of these components on a timely basis could harm our ability to fulfill orders.

Typically, integrated circuit, or IC, devices represent more than 80% of the component costs of our products. We are dependent on a small number of suppliers that supply key components used in the manufacture of our products. Since we have no long-term supply contracts, there is no assurance that our suppliers will agree to supply the quantities of components we may need to meet our production goals. Samsung currently supplies substantially all of the IC devices used in our Flash memory products. Micron and Samsung currently supply substantially all of the DRAM IC devices used in our DRAM products.

Our customers qualify specific controller, Flash and DRAM ICs that are components in our products as part of the product qualification process. If any of our suppliers experience quality control problems, our products that utilize that supplier’s ICs may be disqualified by one or more of our customers. This would disrupt our supply of ICs, reduce the number of suppliers available to us and adversely affect our ability to fulfill our customers’ product orders. Further, we may be required to qualify a new supplier’s ICs, which could negatively impact our revenues during the new qualification process. There can be no assurance that we would be able to find and successfully qualify new suppliers in a timely manner or obtain ICs from new suppliers on commercially reasonable terms.

Moreover, from time to time, our industry experiences shortages in IC devices and foundry services which have resulted in placing their customers, ourselves included, on component allocation. This means that while we may have customer orders, we may not be able to obtain the materials that we need to fill those orders in a timely manner or at competitive prices. As a result, our reputation could be harmed, we may lose business from our customers, our revenues may decline, and we may lose market share to our competitors.

In addition to Flash and DRAM ICs, a number of other components that we use in our products are available from only a single or limited number of suppliers. In the development of our own application specific ICs, or ASICs, we also depend on certain foundry subcontractors to manufacture these ASICs as well as on certain third-party subcontractors to assemble, obtain packaging materials for, and test these ASICs. Our dependence on a small number of suppliers and the lack of any guaranteed sources of supply expose us to several risks, including:

•	the inability to obtain an adequate supply of components;

•	price increases, late deliveries and poor component quality;

•	an unwillingness of a supplier to supply such components to us;

•	a key supplier’s or sub-supplier’s inability to access credit necessary to operate its business;

•	failure of a key supplier to remain in business or adjust to market conditions;

•	consolidation among suppliers may result in some suppliers exiting the industry or discontinuing the manufacture of components; or

•	failure of a supplier to meet our quality, yield or production requirements.

A disruption in or termination of our supply relationship with any of our significant suppliers or our inability to develop relationships with new suppliers, if required, would cause delays, disruptions or reductions in product shipments or require product redesigns which could damage relationships with our customers, could increase our costs or the prices of our products and adversely affect our revenues and business.

Ineffective management of inventory levels or product mix, order cancellations, product returns and inventory write-downs could adversely affect our results of operations.

With certain exceptions, sales of our products are generally made through individual purchase orders and, in certain cases, are made under master agreements governing the terms and conditions of the relationships. Customers may change, cancel or delay orders with limited or no penalties. It is difficult to accurately predict what or how many products our customers will need in the future. Anticipating demand is challenging because our customers face volatile pricing and unpredictable demand for their products and are increasingly focused on cash preservation and tighter inventory management. We have experienced cancellations of orders and fluctuations in order levels from period-to-period, and we expect to continue to experience similar cancellations and fluctuations in the future, which could result in fluctuations in our revenues.

If we are unable to properly monitor, control and manage our inventory and maintain an appropriate level and mix of products to support our customers’ needs, we may incur increased and unexpected costs associated with this inventory. If we manufacture products in anticipation of future demand that does not materialize, or if a customer cancels outstanding orders, we could experience an unanticipated increase in our inventory that we may be unable to sell in a timely manner, if at all. For example, in the first six months of 2009, we significantly increased our non-cancelable inventory purchase commitments as a result of the actual and anticipated growth in orders for our ZeusIOPS products. If demand does not meet our expectations, we could incur increased expenses associated with writing off excess or obsolete inventory.

We also maintain inventory, or hubbing, arrangements with certain of our customers. Pursuant to these arrangements, we deliver products to a customer or a designated third party warehouse based upon the customer’s projected needs but do not recognize product revenue unless and until the customer has removed our product from the warehouse to incorporate into its end products. If a customer does not take our products under a hubbing arrangement in accordance with the schedule it originally provided us, our predicted future revenue stream could vary substantially from our forecasts and our results of operations could be materially and adversely affected. Additionally, since we own inventory that is physically located in a third party’s warehouse, our ability to effectively manage inventory levels may be impaired, causing our total inventory turns to decrease, which could increase expenses associated with excess and obsolete inventory and negatively impact our cash flow.

In addition, while we may not be contractually obligated to accept returned products, we may determine that it is in our best interest to accept returns in order to maintain good relations with our customers. Product returns would increase our inventory and reduce our revenues. Alternatively, we could end up with too little inventory and we may not be able to satisfy demand, which could have a material adverse effect on our customer relationships. Our risks related to inventory management are exacerbated by our strategy of closely matching inventory levels with product demand, leaving limited margin for error.

We have had to write-down inventory in the past for reasons such as obsolescence, excess quantities and declines in market value below our costs. These inventory write-downs were $3.8 million during the fiscal year ended 2008 and $3.6 million during the six months ended June 30, 2009.

Declines in our average sales prices may result in declines in our revenues and gross profit.

Our industry is competitive and historically has been characterized by declines in average sales prices. Our average sales prices may decline due to several factors, including overcapacity in the worldwide supply of DRAM and Flash memory components as a result of worldwide economic conditions, increased manufacturing efficiencies, implementation of new manufacturing processes and expansion of manufacturing capacity by component suppliers. In the past, overcapacity has resulted in significant declines in component prices, which in turn has negatively impacted our average sales prices, revenues and gross profit. In addition, since a large percentage of our sales are to a small number of customers that are primarily distributors and large OEMs, these customers have exerted, and we expect they will continue to exert, pressure on us to make price concessions. If not offset by increases in volume of sales or the sales of newly-developed products with higher margins, decreases in average sales prices would likely have a material adverse effect on our business and operating results.

The semiconductor industry is cyclical which could adversely affect our business.

The semiconductor industry, including the memory markets in which we compete, is highly cyclical and characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, and wide fluctuations in product supply and demand. The industry has experienced significant downturns often connected with, or in anticipation of, maturing product cycles of both semiconductor companies’ and their customers’ products and declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average sales prices which have negatively impacted our average sales prices, revenues and earnings. Any future downturns could have a material adverse effect on our business and results of operations.

In addition, from time to time, our industry experiences shortages in integrated circuit, or IC, devices and foundry services which have resulted in customers for such products and services, including ourselves, on component allocation. This means that while we may have customer orders, we may not be able to obtain the materials that we need to fill those orders in a timely manner or at competitive prices. As a result, our reputation could be harmed, we may lose business from our customers, our revenues may decline, and we may lose market share to our competitors who are not similarly affected.

We may not be able to maintain or improve our competitive position because of the intense competition in the memory and storage industry.

We conduct business in an industry characterized by intense competition. We primarily compete with Intel, Samsung, SanDisk, Seagate, Toshiba and Western Digital in connection with the sale of storage products, and Micron, Samsung, and SMART Modular in connection with the sale of DRAM products. Our competitors include many large U.S. and international companies that have substantially greater financial, technical, marketing, distribution and other resources, broader product lines, lower cost structures, greater brand recognition and longer-standing relationships with customers and suppliers. As a result, our competitors may be in a better position to influence or respond to new or emerging technologies or standards and to changes in customer requirements than us. Our competitors may also be able to devote greater resources to the development, promotion and sale of products, and may be able to deliver competitive products at a lower price.

In addition, some of our significant suppliers, including Micron and Samsung, are also our competitors and have the ability to manufacture competitive products at lower costs as a result of their higher levels of integration. We also face competition from current and prospective customers that evaluate our capabilities against the merits of manufacturing products internally. Competition may arise from new and emerging companies or due to the development of cooperative relationships among our current and potential competitors or third parties to increase the ability of their products to address the needs of our prospective customers. We expect our competitors will continue to improve the performance of their current products, reduce their prices and introduce new products that may offer greater performance, or otherwise render our technology or products obsolete or uncompetitive, any of which could cause a decline in sales or loss of market acceptance of our products.

We may be less competitive if we fail to develop new and enhanced products and introduce them in a timely manner.

The enterprise-storage, enterprise-server, networking, video-on-demand and military and industrial applications markets are subject to rapid technological change, product obsolescence, frequent new product introductions and enhancements, changes in end-user requirements and evolving industry standards. Our ability to compete in these markets will depend in significant part upon our ability to successfully develop, introduce and sell new and enhanced products on a timely and cost-effective basis, and to respond to changing customer requirements.

We have experienced, and may in the future experience, delays in the development and introduction of new products. These delays would provide a competitor a first-to-market opportunity and allow a competitor to achieve greater market share. Once a customer designs a competitor’s product into its product offering, it becomes significantly more difficult for us to sell our products to that customer because changing suppliers involves significant cost, time, effort and risk for the customer. Our product development is inherently risky because it is difficult to foresee developments in technology, anticipate the adoption of new standards, coordinate our technical personnel, and identify and eliminate design flaws. Defects or errors found in our products after commencement of commercial shipments could result in delays in market acceptance of these products. New products, even if first introduced by us, may not gain market acceptance or result in future profitability. Lack of market acceptance for our new products will jeopardize our ability to recoup research and development expenditures, hurt our reputation and harm our business, financial condition and results of operations. In addition, after we have developed a new product, our customers will usually test and evaluate our products. Our customers may need three or more months to test, evaluate and adopt our products and an additional three or more months to begin volume production of equipment that incorporates our products. Even if a customer selects our product to incorporate into its equipment, we have no assurance that the customer will ultimately bring its product to market or that such effort by our customer will be successful.

We may also seek to develop products with new standards for our industry; however, it will take time for these new standards and products to be adopted, for customers to accept and transition to these new products and for significant sales to be generated from them, if this happens at all. Moreover, broad acceptance of new standards or products by customers may reduce demand for our older products. If this decreased demand is not offset by increased demand for our new products, our results of operations could be harmed. We cannot assure you that any new products or standards we develop will be commercially successful.

The manufacturing of our products is complex and subject to yield problems, which could decrease available supply and increase costs.

The manufacture of our Flash controllers, Flash memory products and stacked DRAM products is a complex process, and it is often difficult for companies such as ours to achieve acceptable product yields. Reduced yields could decrease available supply and increase costs. Flash controller yields depend on both our product design and the manufacturing process technology unique to our semiconductor foundry partners. Because low yields may result from either design defects or process difficulties, we may not identify yield problems until well into the production cycle, when an actual product defect exists and can be analyzed and tested. In addition, many of these yield problems are difficult to diagnose and time consuming or expensive to remedy.

The execution of our growth strategy depends on our ability to retain key personnel, including our executive officers, and to attract qualified personnel.

Competition for employees in our industry is intense. We have had and may continue to have difficulty hiring the necessary engineering, sales and marketing and management personnel to support our growth. The successful implementation of our business model and growth strategy depends on the continued contributions of our senior management and other key research and development, sales and marketing and operations personnel, including Manouch Moshayedi, our Chief Executive Officer, Mark Moshayedi, our President, Chief Operating Officer, Chief Technical Officer, Secretary and a Director, and Raymond Cook, our Chief Financial Officer. The loss of any key employee, the failure of any key employee to perform in his or her current position, or the inability of our officers and key employees to expand, train and manage our employee base would prevent us from executing our growth strategy.

During the first quarter of 2009, we commenced a reduction of our workforce primarily at our Santa Ana, California headquarters as part of the transition of certain of our operations to our manufacturing facility in Penang, Malaysia. This initiative may negatively impact employee morale and our ability to attract, retain and motivate employees. Our inability to attract and retain additional key employees could have an adverse effect on our business, financial condition and results of operations.

Our efforts to expand our business internationally may not be successful and may expose us to additional risks that may not exist in the United States, which in turn could cause our business and operating results to suffer.

We sell our products to customers in foreign countries and seek to increase our level of international business activity through the expansion of our operations into select markets, including Asia and Europe. Such strategy may include opening sales offices in foreign countries, the outsourcing of manufacturing operations to third party contract manufacturers, establishing joint ventures with foreign partners, and the establishment of manufacturing operations in foreign countries. A failure to successfully and timely integrate these operations into our global infrastructure will have a negative impact on our overall operations, cause us to delay or forego some of the original perceived benefits of operating internationally such as lower average production and engineering labor costs, better access to growing markets in Asia, improved supply chain efficiency, reduced lead times, increased manufacturing efficiency through investments in new state-of-the-art equipment and a lower overall long-term effective tax rate.

Establishing operations in a foreign country or region presents numerous risks, including:

•	difficulties and costs of staffing and managing operations in certain foreign countries;

•	foreign laws and regulations, which may vary country by country, and may impact how we conduct our business;

•	higher costs of doing business in certain foreign countries, including different employment laws;

•	difficulty protecting our intellectual property rights from misappropriation or infringement;

•	political or economic instability;

•	changes in import/export duties;

•	necessity of obtaining government approvals;

•	trade restrictions;

•	work stoppages or other changes in labor conditions;

•	difficulties in collecting of accounts receivables on a timely basis or at all;

•	taxes;

•	longer payment cycles and foreign currency fluctuations; and

•	seasonal reductions in business activity in some parts of the world, such as Europe.

In addition, changes in policies and/or laws of the United States or foreign governments resulting in, among other things, higher taxation, currency conversion limitations, restrictions on fund transfers or the expropriation of private enterprises, could reduce the anticipated benefits of our international expansion. Moreover, as a result of our international operations, we are subject to tax in multiple jurisdictions. If any taxing authority (in the United States or otherwise) were to successfully challenge our interpretation of the applicable tax laws or our determination of the income and expenses attributable to operations in a specific jurisdiction, we could be required to pay additional taxes, interest and penalties. Furthermore, any actions by countries in which we conduct business to reverse policies that encourage foreign trade or investment could adversely affect our business. If we fail to realize the anticipated revenue growth of our future international operations, our business and operating results could suffer.

We expect that our strategy to expand our international operations will require the expenditure of significant resources and involve the efforts and attention of our management. Unlike some of our competitors, we have limited experience operating our business in foreign countries. Some of our competitors may have substantial advantage over us in attracting customers in certain foreign countries due to earlier established operations in that country, greater knowledge with respect to cultural differences of customers residing in that country and greater brand recognition and longer-standing relationships with customers in that country. If our international expansion efforts in any foreign country are unsuccessful, we may decide to cease these foreign operations, which would likely harm our reputation and cause us to incur expenses and losses.

We face risks associated with doing business in foreign countries, including foreign currency fluctuations and trade barriers, that could lead to a decrease in demand for our products or an increase in the cost of the components used in our products.

The volatility of general economic conditions and fluctuations in currency exchange rates affect the prices of our products and the prices of the components used in our products. International sales, which are derived from billings to foreign customers, accounted for 26% and 42% of our revenues for 2008 and the six months ended June 30, 2009, respectively. During the six months ended June 30, 2009, 14% and 14% of our revenues were derived from billings to customers in Singapore and Taiwan, respectively. For 2008 and the six months ended June 30, 2009, more than 95% of our international sales were denominated in U.S. dollars, and if the U.S. dollar experiences significant appreciation relative to the currency of a specific country, the prices of our products will rise in such country and our products may be less competitive. In addition, we cannot be sure that our international customers will continue to be willing to place orders denominated in U.S. dollars. If they do not, our revenues and results of operations will be subject to foreign exchange fluctuations, which could harm our business. We do not hedge against foreign currency exchange rate risks.

In addition, we purchase a majority of the Flash and DRAM components used in our products from local distributors of foreign suppliers. Although our purchases of Flash and DRAM components are currently denominated in U.S. dollars, devaluation of the U.S. dollar relative to the currency of a foreign supplier would likely result in an increase in our cost of Flash and DRAM components.

Our international sales are subject to other risks, including regulatory risks, tariffs and other trade barriers, timing and availability of export licenses, political and economic instability, difficulties in accounts receivable collections, difficulties in managing distributors, lack of a significant local sales presence, difficulties in obtaining governmental approvals, compliance with a wide variety of complex foreign laws and treaties and potentially adverse tax consequences. In addition, the United States or foreign countries may implement quotas, duties, taxes or other charges or restrictions upon the importation or exportation of our products, leading to a reduction in sales and profitability in that country.

We are involved from time to time in claims and litigation over intellectual property rights, which may adversely affect our ability to manufacture and sell our products.

The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights. We believe that it may be necessary, from time to time, to initiate litigation against one or more third parties to preserve our intellectual property rights. Some of our suppliers and licensors have generally agreed to provide us with various levels of intellectual property indemnification for products and technology we purchase or license from them. A third-party could claim that our products infringe or contribute to the infringement of a patent or other proprietary right. In addition, from time to time, we have received, and may continue to receive in the future, notices that claim we have infringed upon, misappropriated or misused other parties’ proprietary rights. Any of the foregoing events or claims could result in litigation. Such litigation, whether as plaintiff or defendant, would likely result in significant expense to us and divert the efforts of our technical and management personnel, whether or not such litigation is ultimately determined in our favor. In the event of an adverse result in such litigation, we could be required to pay substantial damages, cease the manufacture, use and sale of certain products, expend significant resources to develop, license or acquire non-infringing technology, discontinue the use of certain processes or obtain licenses to use the infringed technology. In addition, our suppliers’ and licensors’ obligation to indemnify us for intellectual property infringement may be insufficient or inapplicable to any such litigation or other claims of intellectual property infringement. A license may not be available on commercially reasonable terms, if at all. Our failure to obtain a license on commercially reasonable terms, or at all, could cause us to incur substantial costs and suspend manufacturing products using the infringed technology. If we obtain a license, we would likely be required to pay license fees or make royalty payments for sales under the license. Such payments would increase our costs of revenues and reduce our gross margins and gross profit. If we are unable to obtain a license from a third party for technology, we could incur substantial liabilities or be required to expend substantial resources redesigning our products to eliminate the infringement. There can be no assurance that we would be successful in redesigning our products or that we could obtain licenses on commercially reasonable terms, if at all. Product development or license negotiating would likely result in significant expense to us and divert the efforts of our technical and management personnel.

Our indemnification obligations for the infringement by our products of the intellectual property rights of others could require us to pay substantial damages.

As is common in the industry, we currently have in effect a number of agreements in which we have agreed to defend, indemnify and hold harmless our customers and suppliers from damages and costs which may arise from the infringement by our products and services of third-party patents, trademarks or other proprietary rights. The scope of such indemnity varies, but may, in some instances, include indemnification for damages and expenses, including attorneys’ fees. Our insurance does not cover intellectual property infringement. The term of these indemnification agreements is generally perpetual any time after execution of the agreement. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited. We may periodically have to respond to claims and litigate these types of indemnification obligations. Any such indemnification claims could require us to pay substantial damages that may result in a material adverse effect on our business and results of operations.

Our indemnification obligations to our customers and suppliers for product defects could require us to pay substantial damages.

A number of our product sales and product purchase agreements provide that we will defend, indemnify and hold harmless our customers and suppliers from damages and costs which may arise from product warranty claims or claims for injury or damage resulting from defects in our products. We maintain insurance to protect against certain claims associated with the use of our products, but our insurance coverage may not be adequate to cover all or any part of the claims asserted against us. A successful claim brought against us that is in excess of, or excluded from, our insurance coverage could substantially harm our business, financial condition and results of operations.

Our intellectual property may not be adequately protected, which could harm our competitive position.

Our intellectual property is critical to our success. As of July 24, 2009, we had 18 patents issued and in force and 57 patent pending applications. We protect our intellectual property rights through patents, trademarks, copyrights and trade secret laws, confidentiality procedures and employee disclosure and invention assignment agreements. It is possible that our efforts to protect our intellectual property rights may not:

•	prevent the challenge, invalidation or circumvention of our existing patents;

•	result in patents that lead to commercially viable products or provide competitive advantages for our products;

•	prevent our competitors from independently developing similar products, duplicating our products or designing around the patents owned by us;

•	prevent third-party patents from having an adverse effect on our ability to do business;

•	provide adequate protection for our intellectual property rights;

•	prevent disputes with third parties regarding ownership of our intellectual property rights;

•	prevent disclosure of our trade secrets and know-how to third parties or into the public domain; and

•	result in patents from any of our pending applications.

In addition, despite our efforts to protect our intellectual property rights and confidential information, third parties could copy or otherwise obtain and make unauthorized use of our technologies or independently develop similar technologies. In addition, if any of our patents are challenged and found to be invalid, our ability to exclude competitors from making, using or selling the same or similar products related to such patents would cease. From time to time, we receive letters from third parties suggesting that some or all of our products may be covered by third party patents. In each instance, our management determines whether the letters have sufficient justification and specificity to require or permit a response. When they believe it appropriate to do so, our management seeks advice of counsel in these matters.

We further have on at least one occasion applied for and may in the future apply for patent protection in foreign countries. The laws of foreign countries, however, may not adequately protect our intellectual property rights. Many U.S. companies have encountered substantial infringement problems in foreign countries. Because we sell some of our products overseas, we have exposure to foreign intellectual property risks.

Incurring indebtedness could adversely affect our cash flow and prevent us from fulfilling our financial obligations.

On July 30, 2008, we entered into a credit agreement for a $35 million revolving credit facility. As of the date of this prospectus supplement, we do not have outstanding any indebtedness under this credit facility; however, we may incur debt which could have important consequences, such as:

•

requiring us to dedicate a portion of our cash flow from operations and other capital resources to debt service, thereby reducing our ability to fund working capital, capital expenditures, and other cash requirements;

•	increasing our vulnerability to adverse economic and industry conditions;

•	limiting our flexibility in planning for, or reacting to, changes and opportunities in, our business and industry, which may place us at a competitive disadvantage; and

•	limiting our ability to incur additional debt on acceptable terms, if at all.

Additionally, if we were to default under our credit agreement and were unable to obtain a waiver for such a default, interest on the obligations would accrue at an increased rate and the lenders could accelerate our obligations under the credit agreement; however, acceleration will be automatic in the case of bankruptcy and insolvency events of default.

Additionally, to the extent we have made intercompany loans to our subsidiaries that have required us to pledge such loans to the lenders under the credit agreement, our subsidiaries would be required to pay the amount of the intercompany loans to the lenders in the event we are in default under the credit agreement. Any actions taken by the lenders against us in the event we are in default under the credit agreement could harm our financial condition. Finally, the credit facility contains certain restrictive covenants, including provisions restricting our ability to incur additional indebtedness, guarantee certain obligations, create or assume liens and pay dividends.

Failure to maintain effective internal control over financial reporting could result in a negative market reaction.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we undertake a thorough examination of our internal control systems and procedures for financial reporting. We also are required to completely document and test those systems. Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate the effectiveness of our internal control over financial reporting as of the end of each year, and to include a management report assessing the effectiveness of our internal control over financial reporting in our annual reports. Section 404, as updated, also requires our independent registered public accounting firm to annually attest to, and report on, the effectiveness of our internal control over financial reporting.

Although our management has determined, and our independent registered public accounting firm has attested, that our internal control over financial reporting was effective as of December 31, 2008, we cannot assure you that we or our independent registered public accounting firm will not identify a material weakness in our internal controls in the future. If our internal control over financial reporting is not considered adequate, we may experience a loss of public confidence, which could have an adverse effect on our business and our stock price.

We may make acquisitions that are dilutive to existing shareholders, result in unanticipated accounting charges or otherwise adversely affect our results of operations.

We intend to grow our business through business combinations or other acquisitions of businesses, products or technologies that allow us to complement our existing product offerings, expand our market coverage, increase our engineering workforce or enhance our technological capabilities. If we make any future acquisitions, we could issue stock that would dilute our shareholders’ percentage ownership, incur substantial debt, reduce our cash reserves or assume contingent liabilities. Furthermore, acquisitions may require material infrequent charges and could result in adverse tax consequences, substantial depreciation, deferred compensation charges, in-process research and development charges, the amortization of amounts related to deferred compensation and identifiable purchased intangible assets or impairment of goodwill, any of which could negatively impact our results of operations.

Our limited experience in acquiring other businesses, product lines and technologies may make it difficult for us to overcome problems encountered in connection with any acquisitions we may undertake.

We continually evaluate and explore strategic opportunities as they arise, including business combinations, strategic partnerships, capital investments and the purchase, licensing or sale of assets. Our experience in acquiring other businesses, product lines and technologies is limited. The attention of our management team may be diverted from our core business if we undertake any future acquisitions. Any potential future acquisition involves numerous risks, including, among others:

•	problems or delays in successfully closing the acquisition;

•	problems and delays assimilating and integrating the purchased operations, personnel, technologies, products and information systems;

•	unanticipated costs and expenditures associated with the acquisition, including any need to infuse significant capital into the acquired operations;

•	adverse effects on existing business relationships with suppliers, customers and strategic partners;

•	risks associated with entering markets and foreign countries in which we have no or limited prior experience;

•	contractual, intellectual property or employment issues;

•	potential loss of key employees of purchased organizations; and

•	potential litigation arising from the acquired company’s operations before the acquisition.

These risks could disrupt our ongoing business, distract our management and employees, harm our reputation and increase our expenses. Our inability to overcome problems encountered in connection with any acquisition could divert the attention of management, utilize scarce corporate resources and otherwise harm our business. These challenges are magnified as the size of an acquisition increases, and we cannot assure you that we will realize the intended benefits of any acquisition.

We are unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. Even if we do find suitable acquisition opportunities, we may not be able to consummate the acquisitions on commercially acceptable terms or realize the anticipated benefits of any acquisitions we do undertake.

Failure to comply with governmental laws and regulations could harm our business.

Our business is subject to regulation by various U.S. federal, state, local and foreign governmental agencies. Such regulation includes employment and labor laws, workplace safety, product safety, environmental laws, consumer protection laws, import/export controls and tax. In certain jurisdictions, such regulatory requirements may be more stringent than in the United States. Noncompliance with applicable regulations or requirements could subject us to investigations, sanctions, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, or injunctions. These enforcement actions could harm our business, financial condition, results of operations and cash flows. If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, financial condition, results of operations and cash flows could be materially adversely affected. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees.

We also may be required to meet and adjust to evolving environmental requirements relating to the materials composition of our products. As environmental requirements change, for some products, substituting particular components with conforming components to meet new environmental standards may prove to be difficult or costly, and additional redesign efforts could result in production delays. Our operations may be affected by significant changes to existing or new environmental laws and regulations. Although we cannot predict the ultimate impact of any such new laws and regulations, they may result in additional costs or decreased revenue, which could have a material adverse effect on our business.

In addition from time to time we have received, and expect to continue to receive, correspondence from former employees terminated by us who threaten to bring claims against us alleging that we have violated one or more labor and employment regulations. In certain of these instances, the former employees have brought claims against us and we expect that we will encounter similar actions against us in the future. An adverse outcome in any such litigation could require us to pay contractual damages, compensatory damages, punitive damages, attorneys’ fees and costs.

Changes in the applicable tax laws could materially affect our future results.

Because we operate in different countries and are subject to taxation in different jurisdictions, our future effective tax rates could be impacted by changes in the applicable tax laws of such jurisdictions or the interpretation of such tax laws. For example, on May 5, 2009, President Obama and the U.S. Treasury Department proposed changing certain tax rules for U.S. corporations doing business outside the United States. The proposed changes would restrict the ability of U.S. corporations to transfer funds between foreign subsidiaries without triggering U.S. income tax, limit the ability of U.S. corporations to deduct expenses attributable to un-repatriated foreign earnings and modify the foreign tax credit rules. These changes have been proposed to be effective beginning January 1, 2011. We cannot determine whether these proposals will be enacted into law or what changes, if any, may be made to such proposals prior to their being enacted into law. Depending on their content, such proposals (if enacted) or other changes in the applicable tax laws could increase our effective tax rate and adversely affect our after-tax profitability.

Risks related to our common stock

Certain provisions in our charter documents and stock option plan could prevent or delay a change in control and, as a result, negatively impact our shareholders.

We have taken a number of actions that could have the effect of discouraging a takeover attempt. For example, provisions of our articles of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. These provisions also could limit the price that certain investors might be willing to pay in the future for shares of our common stock.

These provisions include:

•	limitations on who may call special meetings of shareholders;

•	advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by shareholders at shareholder meetings;

•	elimination of cumulative voting in the election of directors;

•	the right of a majority of directors in office to fill vacancies on the board of directors; and

•	the ability of our board of directors to issue, without shareholder approval, “blank check” preferred stock to increase the number of outstanding shares and thwart a takeover attempt.

In addition, provisions of our 2000 Stock Incentive Plan allow for the automatic vesting of all outstanding equity awards granted under the 2000 Stock Incentive Plan upon a change in control under certain circumstances. Such provisions may also have the effect of discouraging a third party from acquiring us, even if doing so would be beneficial to our shareholders.

Our stock price is likely to be volatile, which could cause the value of your investment to decline.

Our common stock has been publicly traded since September 2000. The market price of our common stock has been subject to significant fluctuations since the date of our initial public offering. The stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices of securities, particularly securities of technology companies. As a result, the market price of our common stock may materially decline, regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation of this type is often expensive and diverts management’s attention and resources.

We expect our quarterly operating results to fluctuate in future periods, causing our stock price to fluctuate or decline.

Our quarterly operating results have fluctuated in the past, and we believe they will continue to do so in the future. Some of these fluctuations may be more pronounced than they were in the past due to the uncertain current global economic environment. Fluctuations in our operating results may be due to a number of factors, including, but not limited to, those identified throughout this “Risk factors” section and the following:

•	impact of changing and recently volatile U.S. and global economic conditions;

•	our suppliers’ production levels for the components used in our products;

•	our ability to procure required components;

•	market acceptance of new and enhanced versions of our products;

•	expansion of our international business, including the opening by us of offices and facilities in foreign countries;

•	the timing of the introduction of new products or components and enhancements to existing products or components by us, our competitors or our suppliers;

•	fluctuations in the cost of components and changes in the average sales prices of our products;

•	fluctuating market demand for our products;

•	changes in our customer or product revenue mix;

•	the loss of one or more of our customers;

•	our ability to successfully integrate any acquired businesses or assets;

•	expenses associated with the start up of new operations or divisions;

•	order cancellations, product returns, inventory buildups by customers and inventory write-downs;

•	manufacturing inefficiencies associated with the start-up of new manufacturing operations, new products and volume production;

•	expenses associated with strategic transactions, including acquisitions, joint ventures and capital investments;

•	our ability to adequately support potential future rapid growth;

•	our ability to absorb manufacturing overhead if revenues decline;

•	the effects of litigation; and

•	increases in our sales and marketing and research and development expenses in connection with decisions to pursue new product initiatives.

Due to such factors, quarterly revenues and results of operations are difficult to forecast, and period-to-period comparisons of our operating results may not be predictive of future performance. In one or more future quarters, our results of operations may fall below the expectations of securities analysts and investors. In that event, the market price of our common stock would likely decline. In addition, the market price of our common stock may fluctuate or decline regardless of our operating performance.

Dividend policy

Since becoming a public company, we have not declared or paid any cash dividends on our common stock and do not expect to do so in the foreseeable future. We currently intend to retain all available funds for use in the operation and expansion of our business. In addition, our credit agreement with Wachovia Bank, N.A., restricts the payment of dividends or the making of other distributions on our common stock. Any future determination to pay dividends will be at the discretion of our board of directors and will depend principally upon our results of operations, financial conditions, capital requirements, contractual and legal restrictions and other factors the board deems relevant.

Use of proceeds

We will not receive any proceeds from the sale of our common stock by the selling shareholders named in this prospectus supplement. The total estimated expenses for the offering contemplated by this prospectus supplement will be $675,000 of which we will pay approximately $267,500 and the selling shareholders will pay the remainder.

Principal and selling shareholders

The following table presents information regarding beneficial ownership of our common stock as of July 28, 2009 by each of the following persons, based on information obtained from such persons, our transfer agent and filings with the SEC:

•	each of the selling shareholders (one of whom is our Chief Executive Officer and Chairman of the Board of Directors, and the other is an executive officer and director);

•	our principal financial officer (the only additional executive officer other than the selling shareholders);

•	each of our directors;

•	all of our executive officers and directors, as a group; and

•	each person known by us to beneficially hold five percent or more of our common stock during the prior 60 days.

Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all securities beneficially owned, subject to community property laws where applicable. The shares “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and, accordingly, shares of our common stock underlying options, warrants or convertible securities that are exercisable or convertible within 60 days of July 28, 2009 are deemed to be beneficially owned by the person holding such securities and to be outstanding for purposes of determining such holder’s percentage ownership. The same securities may be beneficially owned by more than one person.

Name and address of beneficial owner	Number of shares of common stock beneficially owned(1)		Number of shares to be sold in this offering(2)	Number of shares of common stock beneficially owned after the offering(2)	Percentage beneficially owned
					Before the offering	After the offering

Officers and directors:
Manouch Moshayedi	7,321,889	(3)	3,750,000	3,571,889	14.8%	7.2%
Mark Moshayedi	10,331,778	(4)	3,750,000	6,581,778	20.7%	13.2%
Raymond Cook	—		—	—	*	*
Dan Moses	62,500	(6)	—	62,500	*	*
F. Michael Ball	154,500	(7)	—	154,500	*	*
Rajat Bahri	39,500	(8)	—	39,500	*	*
Christopher W. Colpitts	30,000	(9)	—	30,000	*	*
Matthew L. Witte	30,000	(10)	—	30,000	*	*
Current directors and executive officers as a group (8 persons)	17,970,167	(11)	7,500,000	10,470,167	35.8%	20.9%

Greater than 5% shareholders:
Mike Moshayedi	4,426,333	(12)	—	4,426,333	8.9%	8.9%
Artis Capital Management, L.P.	3,097,862	(13)	—	3,097,862	6.3%	6.3%

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days (of July 28, 2009) are deemed outstanding.

(2)	Assumes no exercise of the underwriters’ overallotment option. In the event the underwriters’ overallotment option is fully exercised, Manouch Moshayedi will own 3,009,391 shares of common stock after the offering, representing 6.1% of our common stock and Mark Moshayedi will own 6,019,278 shares of common stock after the offering, representing 12.1% of our common stock.
(3)	Manouch Moshayedi is our Chief Executive Officer and Chairman of the Board. Consists of (i) 1,070,496 shares held by Manouch Moshayedi, as a co-trustee for the D. and N. Moshayedi Investment Trust, dated 9/25/98 for the benefit of Mark Moshayedi’s children, (ii) 6,155,929 shares held by Manouch Moshayedi, as trustee for the M. and S. Moshayedi Revocable Trust, dated 11/16/95 for the benefit of Manouch Moshayedi’s family, (iii) 70,464 shares held by Manouch Moshayedi’s children sharing his household, and (iv) 25,000 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days after July 28, 2009. Manouch Moshayedi has shared voting and dispositive power with respect to the shares held by the D. and N. Moshayedi Investment Trust and may be deemed to share voting and dispositive power with respect to the shares held by his children. Manouch Moshayedi disclaims beneficial ownership, except to the extent of his pecuniary interest therein, if any, of the shares held by the D. and N. Moshayedi Investment Trust, the M. and S. Moshayedi Revocable Trust and his children. Of the 3,750,000 shares Manouch Moshayedi is selling in this offering, 2,221,658 are attributable to the M. and S. Moshayedi Revocable Trust, dated 11/16/95 above, 1,457,878 are attributable to the M. and S. Moshayedi Investment Trust, dated 11/16/95 and the remaining 70,464 shares are attributable to Manouch Moshayedi’s children.
(4)	Mark Moshayedi is our President, Chief Operating Officer, Chief Technical Officer and Secretary. Consists of (i) 1,457,878 shares held by Mark Moshayedi, as trustee for the M. and S. Moshayedi Investment Trust, dated 11/16/95 for the benefit of Manouch Moshayedi’s children, (ii) 677,173 shares held by Mark Moshayedi, as a co-trustee for the M. and P. Moshayedi Investment Trust, dated 12/30/96, FBO Kevin Moshayedi, (iii) 677,173 shares held by Mark Moshayedi, as a co-trustee for the M. and P. Moshayedi Investment Trust, dated 12/30/96, FBO Brian Moshayedi, (iv) 7,098,925 shares held by Mark and Semira Moshayedi, as trustees for the M. and S. Moshayedi Revocable Trust, dated 9/25/98 for the benefit of Mark and Semira Moshayedi’s family, (v) 70,464 shares held by Mark Moshayedi’s children sharing his household, and (vi) 350,165 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days after July 28, 2009. Mark Moshayedi has shared voting and dispositive power with respect to the shares held by the M. and P. Moshayedi Investment Trust FBO Kevin Moshayedi, the M. and P. Moshayedi Investment Trust FBO Brian Moshayedi, the M. and S. Moshayedi Revocable Trust and may be deemed to share voting and dispositive power with respect to the shares held by his children. Mark Moshayedi disclaims beneficial ownership, except to the extent of his pecuniary interest therein, if any, of the shares held by the M. and S. Moshayedi Investment Trust, the M. and P. Moshayedi Investment Trust FBO Kevin Moshayedi, the M. and P. Moshayedi Investment Trust FBO Brian Moshayedi, the M. and S. Moshayedi Revocable Trust and his children. Semira Moshayedi has shared voting and dispositive power with respect to the shares held by the M. and S. Moshayedi Revocable Trust. Semira Moshayedi has no power to vote or direct the vote or dispose or direct the disposition of any shares of common stock held by the M. and S. Moshayedi Investment Trust, the M. and P. Moshayedi Investment Trust FBO Kevin Moshayedi, the M. and P. Investment Trust FBO Brian Moshayedi and her spouse. Semira Moshayedi disclaims beneficial ownership, except to the extent of her pecuniary interest therein, if any, of the shares held by the M. and S. Moshayedi Revocable Trust, the M. and S. Moshayedi Investment Trust, the M. and P. Moshayedi Investment Trust FBO Kevin Moshayedi, the M. and P. Investment Trust FBO Brian Moshayedi and her spouse. Of the 3,750,000 shares Mark Moshayedi is selling in this offering, 2,609,040 are attributable to the M. and S. Moshayedi Revocable Trust, dated 9/25/98, 1,070,496 are attributable to the D. and N. Moshayedi Investment Trust, dated 9/25/98 and the remaining 70,464 shares are attributable to Mark Moshayedi’s children.
(5)	Raymond Cook is our Chief Financial Officer.
(6)	Dan Moses retired as Chief Financial Officer and Executive Vice President effective November 10, 2008. He continues to serve as a director. Includes 62,500 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days after July 28, 2009.
(7)	Includes 147,500 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days after July 28, 2009.
(8)	Includes 37,500 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days after July 28, 2009.
(9)	Consists of 30,000 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days after July 28, 2009.
(10)	Consists of 30,000 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days after July 28, 2009.
(11)	Includes 682,665 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days after July 28, 2009.
(12)

Mike Moshayedi is the brother of Manouch and Mark Moshayedi and was one of the founders of STEC. We determined the number shown in reliance upon information available to us. The Schedule 13G/A filed jointly with the SEC on February 17, 2009 by Mike Moshayedi, Parto Moshayedi and the M. and P. Moshayedi Revocable Trust, dated 12/30/1996, as updated by a Form 4 filed on July 6, 2009, indicates that (i) 4,776,337 shares were held by Mike & Parto Moshayedi, as trustees for the M. and P. Moshayedi Revocable Trust, dated 12/30/96 for the benefit of Mike and Parto Moshayedi’s family and (ii) 2,000 shares were held by Mike Moshayedi, and (iii) 9,000 shares were held by Mike Moshayedi’s spouse. Because most of Mike Moshayedi’s shares contain a legend restricting transfer, we may become aware through broker requests or transfer agent information when he seeks to sell shares of his common stock. Since the filing of his most recent Form 4 on July 6, 2009 through July 28, 2009, Mike Moshayedi sold 361,004 shares of common stock. Mike Moshayedi has shared voting and dispositive power with respect to the shares held by the M. and P. Moshayedi Revocable Trust, and no power to vote or direct the vote or dispose or direct the disposition of any shares held by his spouse. Mike Moshayedi disclaims beneficial ownership, except to the extent of his pecuniary interest therein, if any, of the shares held by the M. and P. Moshayedi Revocable Trust and his spouse. Parto Moshayedi has shared voting and dispositive power with respect to the shares held by the M. and P. Moshayedi Revocable Trust, and no power to vote or direct the vote or dispose or direct the disposition of any shares held by her spouse. Parto Moshayedi disclaims beneficial ownership, except to the extent of her pecuniary interest therein, if any, of the shares held by the M. and P. Moshayedi Revocable Trust and her spouse. We believe Mike Moshayedi no longer is a more than 10% beneficial owner of our outstanding common stock. As a result, unless and until he acquires sufficient shares of common stock to increase his ownership above 10%, Mike Moshayedi no longer is required to file statements of changes in beneficial ownership on Form 4. The address of Mike Moshayedi is 17 Vista Luci, Newport Coast, CA 92657.

(13)	The Schedule 13G filed with the SEC by Artis Capital Management, L.P. (“Artis”), Artis Capital Management, Inc. (“Artis Inc.”) and Stuart L. Peterson indicates that as of December 31, 2008, they each have shared voting and shared dispositive power with respect to 3,097,862 shares. Such filing also states that Artis Inc. is the general partner of Artis. Mr. Peterson is the president of Artis Inc. and the controlling owner of Artis and Artis Inc. Each of Artis, Artis Inc. and Mr. Peterson disclaims beneficial ownership of the stock, except to the extent of that person’s pecuniary interest therein. The address of Artis, Artis Inc. and Mr. Peterson is One Market Plaza, Steuart Street Tower, Suite 2700, San Francisco, CA 94105.

Underwriting

J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. are acting as joint book-running managers of the underwriters in the offering to which this prospectus supplement relates. We and the selling shareholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have severally agreed to purchase from the selling shareholders the following amounts of shares of our common stock:

Name	Number of shares
J.P. Morgan Securities Inc.
Deutsche Bank Securities Inc.
Barclays Capital Inc.
Oppenheimer & Co. Inc.

Total	7,500,000

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, counsel to us and the selling shareholders. The underwriters are committed to purchase all the shares of common stock offered by the selling shareholders if they purchase any shares.

The underwriters propose to offer the shares of common stock directly to the public at the initial price to public set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $                    per share. After the initial offer to the public of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 1,125,000 additional shares of common stock from the selling shareholders to cover sales of shares by the underwriters that exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this overallotment option. If any shares are purchased with this overallotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Underwriting discounts and commissions

The following table shows the per share and total underwriting discounts and commissions the selling shareholders will pay to the underwriters assuming no exercise and full exercise of the underwriters’ overallotment option to purchase additional shares.

	Without overallotment exercise	With full overallotment exercise
Per share	$	$
Total	$	$

We estimate that the total expenses of this offering, including filing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts, commissions, and expenses will be approximately $675,000, of which we will pay approximately $267,500 and the selling shareholders will pay the remainder.

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

For a period of 90 days after the date of the final prospectus supplement, we and the selling shareholders, our executive officers and directors have agreed, with limited exceptions, not to (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (including without limitation, common stock which may be deemed to be beneficially owned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (iii) with respect to the selling shareholders, our executive officers and directors, make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock without the prior written consent of J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc.

Notwithstanding the foregoing paragraph, if (i) during the last 17 days of the applicable 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the applicable period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The foregoing restrictions shall not apply to (i) shares of common stock issued by us upon the exercise of options granted pursuant to our stock-based compensation plans or pursuant to stock-based compensation plans of our subsidiaries, (ii) the selling shareholders with respect to sales of common stock in this offering, and (iii) our directors and executive officers with respect to (A) transfers of shares of common stock as a bona fide gift or gifts, (B) transfers to trusts for the direct or indirect benefit of any such person or his immediate family or (C) distributions of shares of common stock to members or shareholders of such individuals or entities; provided that in the case of any transfer or distribution pursuant to clause (iii), each donee, transferee or distributee shall execute and deliver to J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. a lock-up letter, and no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution.

We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ overallotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their overallotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the overallotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchases common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time without notice. The underwriters may carry out these transactions on The NASDAQ Global Select Market, in the over-the-counter market or otherwise.

One of our directors, Christopher W. Colpitts, is a Managing Director and the Global Head of Technology Investment Banking at Deutsche Bank Securities. Deutsche Bank Securities Inc. or its affiliates has provided, and may from time to time in the future provide, investment banking and other services to us, including cash management services, for which it has received customary fees and commissions. In addition, certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they may receive customary fees and commissions.

Selling restrictions

No action has been taken in any jurisdiction (except in the U.S.) that would permit a public offering of the shares of our common stock, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the shares where action for that purpose is required. Accordingly, the shares may not be offered or sold, directly or indirectly, and neither this prospectus supplement, the accompanying prospectus nor any other offering material or advertisements in connection with the shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

European Economic Area

In relation to each Member State of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer of shares of common stock to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any shares may be made at any time, with effect from and including the Relevant Implementation Date:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication by the company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Italy

The offering of the shares of common stock has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”), in accordance with Italian securities legislation. Accordingly, the shares of common stock may not be offered or sold, and copies of this offering document or any other document relating to the shares of common stock may not be distributed in Italy except to Qualified Investors, as defined in Article 2, paragraph 2, letter e), (i), (ii) and (iii) of EU Directive 2003/71/EC or in any other circumstance where an express exemption to comply with public offering restrictions provided by Legislative Decree no. 58 of February 24, 1998 (the “Consolidated Financial Act”) or CONSOB Regulation no. 11971 of May 14, 1999, as amended (the “Issuers’ Regulation”) applies, including those provided for under Article 100 of the Finance Law and Article 33 of the Issuers Regulation, and provided, however, that any such offer or sale of the shares of common stock or distribution of copies of this offering document or any other document relating to the shares of common stock in Italy must (i) be made in accordance with all applicable Italian laws and regulations, (ii) be conducted in accordance with any relevant limitations or procedural requirements that CONSOB may impose upon the offer or sale of the shares of common stock, and (iii) be made only by (a) banks, investment firms or financial companies enrolled in the special register provided for in Article 107 of Legislative Decree no. 385 of September 1, 1993, to the extent duly authorized to engage in the placement and/or underwriting of financial instruments in Italy in accordance with the Consolidated Financial Act and the relevant implementing regulations; or (b) foreign banks or financial institutions (the controlling shareholding of which is owned by one or more banks located in the same EU Member State) authorized to place and distribute securities in the Republic of Italy pursuant to Articles 15, 16 and 18 of the Banking Act, in each case acting in compliance with all applicable laws and regulations.

The prospectus and the information contained therein are intended only for the use of its recipient and, unless in circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of Legislative Decree no. 385 of September 1, 1993 and Article 33, first paragraph, of the Issuers’ Regulation, is not to be distributed, for any reason, to any third party resident or located in Italy. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

Italy has only partially implemented the Prospectus Directive, and the provisions under the heading “European Economic Area” above shall apply with respect to Italy only to the extent that the relevant provisions of the Prospectus Directive have already been implemented in Italy.

Insofar as the requirements above are based on laws which are superseded at any time pursuant to the implementation of the Prospectus Directive, such requirements shall be replaced by the applicable requirements under the Prospectus Directive.

United Kingdom

This Offering Document has been prepared on the basis that all offers of shares of common stock will be made pursuant to an exemption under the Prospectus Directive, as implemented in Member States of the EEA, from the requirement to produce a prospectus for offers of shares of common stock. Accordingly any person making or intending to make any offer within the EEA of shares of common stock which are the subject of the placement contemplated in this Offering Document should only do so in circumstances in which no obligation arises for the Issuer or any of the Underwriters to produce a prospectus for such offer. Neither the Issuer nor the Underwriters have authorized, nor do they authorize, the making of any offer of shares of common stock through any financial intermediary, other than offers made by the Underwriters which constitute the final placement of shares of common stock contemplated in this Offering Document.

Each underwriter:

(a) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the company; and

(b) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

This Offering Document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the FSMA (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The shares of common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares of common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Germany

This prospectus supplement and the accompanying prospects are not a Securities Selling Prospectus within the meaning of the German Securities Sales Prospectus Act of September 9, 1998 and have not been filed with and approved by the German Federal Supervisory Authority (Bundesanstalt fu¨ r Finanzdienstleistungsaufsicht) or any other competent German governmental authority under the relevant laws. The underwriters have not offered or sold and will not offer or sell any of our common stock or distribute copies of this prospectus supplement and the accompanying prospects or any document relating to our common stock, directly or indirectly, in Germany except to persons falling within the scope of section 2 numbers 1 (persons who as part of their profession, occupation or business, purchase or sell securities for their own account or for the account of third parties), 2 (a restricted circle of persons) and 3 (employees by their employer or related group companies) of the German Securities Sales Prospectus Act of September 8, 1998 and by doing so have not taken, and will not take, any steps which would constitute a public offering of our common stock in Germany.

Legal matters

The validity of the common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by the law firm of Reed Smith LLP. Wilson Sonsini Goodrich and Rosati, Professional Corporation, Palo Alto, California will represent the underwriters.

Where you can find more information

We are currently subject to the information requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information with the SEC. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. For further information concerning the SEC’s Public Reference Room, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC’s Internet address at http://www.sec.gov.

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement. This prospectus supplement incorporates by reference the documents and reports listed below (other than filings or portions of filings that under applicable SEC rules are furnished instead of filed):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 12, 2009;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the SEC on May 11, 2009;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, filed with the SEC on August 3, 2009; and

•	our Current Reports on Form 8-K filed with the SEC on February 5, 2009, February 19, 2009 and March 4, 2009.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus supplement and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus supplement. Requests for such copies should be directed to Investor Relations, STEC, Inc., 3001 Daimler Street, Santa Ana, California 92705 or via telephone at (949) 476-1180.

You should rely only on the information contained in this prospectus supplement, the attached prospectus, the documents incorporated by reference and any written communication from us specifying the final terms of the offering. STEC has not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. STEC is not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. The business, financial condition, results of operations and prospects of STEC may have changed since that date.

PROSPECTUS

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

DEPOSITARY SHARES

SECURITIES WARRANTS

STOCK PURCHASE CONTRACTS

STOCK PURCHASE UNITS

We may offer from time to time common stock, preferred stock, debt securities, depositary shares, securities warrants, stock purchase contracts, or stock purchase units. This prospectus provides a general description of these securities. Specific terms of these securities will be provided in supplements to and/or free writing prospectuses accompanying this prospectus. You should read this prospectus and any supplement and/or free writing prospectus accompanying this prospectus carefully before you invest.

Our common stock is traded on The NASDAQ Global Select Market under the symbol “STEC.” On July 31, 2009, the closing sale price of STEC common stock was $34.09 per share.

Investment in any securities offered by this prospectus involves risk. See “Risk Factors” on page 1 of this prospectus and the risk factors disclosed in our periodic reports filed from time to time with the Securities and Exchange Commission and in the applicable prospectus supplement accompanying this prospectus or related free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 3, 2009.

You should rely only on the information contained in or incorporated by reference in this prospectus and in any accompanying prospectus supplement or any free writing prospectus filed by us with the Securities and Exchange Commission and any information about the terms of securities offered conveyed to you by us, our underwriters or our agents. We have not authorized anyone to provide you with any information that is different or to make any different or additional representations. We are not making any offer to sell these or any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus prepared by us or on our behalf is accurate as of any date other than the date on the front of each such document.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “STEC,” “we,” “us,” “our” or similar references mean STEC, Inc. and its subsidiaries.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of securities from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we or parties acting on our behalf will provide a prospectus supplement and/or free writing prospectus that will contain specific information about the terms of that offering and the securities being sold in that offering. The applicable prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement and any free writing prospectus prepared by us or on our behalf, together with additional information described immediately below under the heading “Where You Can Find More Information.”

The registration statement references exhibits and other information that is not contained in this prospectus. In particular, the registration statement includes as exhibits forms of our senior indenture and subordinated indenture, forms of our senior debt security and subordinated debt security and specimen common stock certificates. We will file a form of underwriting agreement, preferred stock certificate, deposit agreement, depositary share, warrant agreement for warrants sold separately, warrant for warrants sold separately, warrant agreement for warrants sold attached to securities, warrant for warrants sold attached to securities, purchase contract agreement, and unit agreement, under cover of a Current Report on Form 8-K in connection with any issuance of such securities. Any statements in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus concerning the provisions of any document are intended to be summaries. In each instance, reference is made to the copy of that document filed or incorporated or deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus is a part or otherwise filed with the SEC. Each statement concerning the provisions of any document is qualified in its entirety by reference to the document so filed. If you want a complete description of the content of the documents, you should obtain the documents by following the procedures described below.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file periodic reports, proxy statements and other information with the SEC. You may read and copy any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. For further information concerning the SEC’s Public Reference Room, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed through the SEC’s Internet address at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information contained in the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (other than filings or portions of filings that under applicable SEC rules are furnished instead of filed) we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until this prospectus is no longer deemed effective.

•	Our Annual Report on Form 10-K for the year ended December 31, 2008.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, and June 30, 2009.

•	Our Current Reports on Form 8-K filed on February 5, 2009, February 19, 2009, and March 4, 2009.

•	The description of STEC common stock contained in our registration statement on Form 8-A filed September 26, 2000, and any amendment or report filed for the purpose of updating such description.

ii

Any information contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in any other document we subsequently file with the SEC that also is incorporated or deemed to be incorporated by reference in this prospectus or in an applicable prospectus supplement or free writing prospectus modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus.

We encourage you to read our periodic and current reports. We think these reports provide additional information about our company which prudent investors will find important. You may request a copy of these filings as well as any future filings incorporated by reference, at no cost, by writing to us at the following address: Investor Relations, STEC, Inc., 3001 Daimler Street, Santa Ana, California 92705 or via telephone at (949) 476-1180.

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THE COMPANY

STEC, Inc. is a leading global provider of enterprise-class Flash solid-state drives, or SSDs, that are designed to increase the performance of storage systems and servers enterprises use to retain and access their critical data. Our products are designed specifically for storage systems and servers that run applications requiring a high level of input/output per second, or IOPs, performance, capacity, reliability and a low amount of latency, with the added benefits of consuming a lower quantity of power and occupying a smaller footprint.

We design and develop our SSD controllers, enhance them with proprietary firmware and combine them with third-party Flash memory, to form high-performance SSDs which provide a level of IOPs performance not currently possible with traditional hard disk drives, or HDDs. We sell our SSDs to the leading global storage and server original equipment manufacturers, or OEMs, which integrate them into storage systems and servers used by enterprises in a variety of industries including financial services, government, transportation, defense and aerospace, and transaction processing. We also manufacture small form factor Flash SSDs, cards and modules, as well as custom high density dynamic random access memory, or DRAM, modules for networking, communications and industrial applications. We are headquartered in Santa Ana, California and have manufacturing operations in Penang, Malaysia.

Our principal executive offices are located at 3001 Daimler Street, Santa Ana, CA 92705-5812. Our telephone number is (949) 476-1180. We maintain a website at http://www.stec-inc.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

Our business strategy

We market our products to OEMs, leveraging our comprehensive design capabilities to offer custom storage solutions to address their specific needs.

We are focusing on several revenue growth initiatives, including:

•	continuing to develop and qualify customized Flash-based SSDs, including our ZeusIOPS and Mach8IOPS product lines, for enterprise-storage and enterprise-server applications, respectively; and

•	expanding our international business in Asia and Europe.

Over the past several years, we have expanded our custom design capabilities of Flash products for OEM applications. We have invested significantly in the design and development of customized Flash controllers, firmware and hardware and made strategic acquisitions that have expanded our Flash controller design capabilities. In 2008, we derived $150.3 million in revenues from the sale of Flash products, which represented 66% of our total revenues. For the six months ended June 30, 2009, we derived $132.7 million in revenues from the sale of Flash products, which represented 89% of our total revenues. We expect continued growth in the sales of our Flash-based SSD ZeusIOPS products through 2009 based on the accelerated adoption of our ZeusIOPS SSDs by most of our major enterprise-storage and enterprise-server OEM customers into their systems. As part of this expected growth, on July 16, 2009 we announced an agreement with one of our largest enterprise-storage customers for sales of $120 million of ZeusIOPS SSDs to be delivered in the second half of 2009.

We also offer both monolithic DRAM modules and DRAM modules based on our proprietary stacking technology. In 2008, we derived $71 million in revenues from the sale of DRAM products, which represented 31% of our total revenues. For the six months ended June 30, 2009, we derived $16 million in revenues from the sale of DRAM products, which represented 11% of our total revenues. We expect sales of DRAM modules to decline as a percentage of our total revenues over time as we continue to focus on growing our Flash-based product lines.

Our industry

For the past half century, computing system OEMs have relied primarily on two storage technologies: DRAM and HDDs. Over time, microprocessor capabilities in their computing systems have dramatically outpaced the performance capabilities of HDDs, thus creating the need for faster access to storage; DRAM is cost- and power- prohibitive for many such applications. As a result, we have developed SSDs that represent a new tier of storage that allow users to access data faster, more reliably and on a more efficient basis than DRAM and HDDs.

A well-designed SSD delivers a valuable and unique set of characteristics, which are a combination of faster performance, better reliability and improved energy efficiency compared to an HDD. We believe that, across the range of enterprise-storage and enterprise-server OEMs, SSDs are viewed as a vital, permanent tier of storage which renders compelling value to the end-users of those storage and server systems by delivering unprecedented performance and significant power savings, at lower cost than comparative systems built only with HDDs and DRAM.

We believe that we are a technology leader in solid-state storage due to our nearly 20 years of focus on advanced memory solutions. Throughout our history, we have delivered advanced memory and storage solutions to a wide range of customers in various market segments, and we continue to develop products to meet the need of enterprises to constantly improve the retention of, and access to, critical data at high performance levels.

RISK FACTORS

Investing in any securities offered pursuant to this prospectus involves risk. Our business, operating results and cash flows can be impacted by a number of factors, any one of which could cause our actual results to vary materially from recent results or from our anticipated future results. You should carefully consider the risks, uncertainties and assumptions described in this prospectus, as well as other information we include or incorporate by reference in this prospectus, any applicable prospectus supplement accompanying this prospectus and related free writing prospectus, including those described in our most recent Annual Report on Form 10-K, and our subsequent Quarterly Reports on Form 10-Q. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

Certain information contained and incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements often can be, but are not always, identified by the use of words such as “assume,” “expect,” “intend,” “plan,” “project,” “believe,” “estimate,” “predict,” “anticipate,” “may,” “might,” “should,” “could,” “goal,” “potential” and similar expressions.

•	our revenue growth initiatives;

•	continued growth in the sales of our Flash product line;

•	changes in the average selling prices of our products;

•	the loss of, or reduction in sales to, any of our key customers;

•	our ability to deliver new and enhanced products on a timely basis;

•	our sales, operating results and anticipated cash flows;

•	our ability to forecast customer demand;

•	the availability of certain components in our products which we obtain from a limited number of suppliers;

•	competition from other companies in our industry;

•	changes in political and economic conditions and local regulations, particularly outside of the United States; and

•	our ability to protect our intellectual property rights.

We base these forward-looking statements on our current expectations and projections about future events, our assumptions regarding these events and our knowledge of facts at the time the statements are made. These forward-looking statements are subject to various risks and uncertainties that may be outside our control and our actual results could differ materially from our projected results. Please see our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and the other information contained and incorporated by reference in this prospectus, and any a prospectus supplement or free writing prospectus for a further discussion of these and other risks and uncertainties applicable to our business. We are not able to predict all the factors that may affect future results. Forward-looking statements speak only as of the date of this prospectus or the date of the document incorporated by reference. Except as required by applicable laws or regulations, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities by us will be used for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Year ended December 31,					Six months ended
	2004	2005	2006	2007	2008	June 30, 2009
Ratio of earnings to fixed charges	28x	18x	110x	31x	13x	138x

The ratio of earnings to fixed charges is computed by dividing (a) earnings by (b) fixed charges. Earnings consist of pre-tax income from continuing operations and fixed charges. Fixed charges consist of interest expense and the portion of rental expense we believe is a reasonable approximation of the interest factor. No shares of our preferred stock were outstanding during the years ended December 31, 2008, 2007, 2006, 2005 and 2004, and we did not pay preferred stock dividends during these periods. Consequently, the ratio of earnings to fixed charges and preferred dividends are the same as the ratio of earnings to fixed charges for the same periods listed above.

DESCRIPTION OF CAPITAL STOCK

This section describes the general terms of our common and preferred stock. A prospectus supplement and/or free writing prospectus may provide information that is different from this prospectus. If the information in the prospectus supplement and/or free writing prospectus with respect to our capital stock being offered differs from this prospectus, you should rely on the information in the prospectus supplement and/or free writing prospectus. A copy of our amended articles of incorporation has been incorporated by reference from our filings with the SEC as an exhibit to the registration statement. Our capital stock and the rights of the holders of our capital stock are subject to the applicable provisions of the California law, our amended articles of incorporation, and our amended bylaws.

The authorized capital stock of STEC consists of 100,000,000 shares of common stock with $0.001 par value and 20,000,000 shares of preferred stock with $0.001 par value. As of July 28, 2009, we had 49,515,107 shares of common stock issued and outstanding and no shares of preferred stock issued or outstanding. We have no options, warrants or other rights authorized, issued or outstanding other than options and rights granted under our equity compensation plans.

Common Stock

Dividends

Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for that purpose. Since becoming a public company, we have not declared or paid any cash dividends on our common stock and do not expect to do so in the foreseeable future. We currently intend to retain all available funds for use in the operation and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend principally upon our results of operations, financial conditions, capital requirements, contractual and legal restrictions and other factors the board deems relevant.

Voting Rights

Until we issue any preferred stock with voting rights, the holders of shares of common stock have exclusive voting rights. Each holder of shares of common stock has one vote for each share held. Shareholders cannot cumulate votes in the election of directors.

STEC common stock currently trades on The NASDAQ Global Select Market of the Nasdaq Stock Market LLC. Under the Nasdaq Stock Market’s rules, shareholder approval is required for the issuance of shares of our common stock or securities convertible into or exercisable for our common stock, if the issuance of such securities:

•

is in connection with the acquisition of a company, is not in connection with a public offering for cash, and the securities to be issued will have 20% or more of the voting power outstanding before such issuance;

•

is in connection with the acquisition of a company in which a director, officer of substantial shareholder has a 5% or greater interest, and the issuance of the securities could result in an increase in our outstanding common stock or voting power of 5% or more;

•

is in connection with a transaction, other than a public offering, at a price less than the greater of book or market value in which the shares issued will equal 20% or more of the shares of our common stock, or have 20% or more of the voting power, outstanding before issuance; or

•	would result in a change in control.

Under the Nasdaq Stock Market’s rules, shareholder approval is also required to establish a stock option or purchase plan in which stock may be acquired by officers and directors other than a broadly-based plan in which other STEC securities holders or employees may participate.

Pre-Emptive Rights, Redemption

The common stock has no preemptive or conversion rights or other subscription rights. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

Liquidation Rights

In the event of liquidation, dissolution or winding up of STEC, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preferred stock.

Preferred Stock

The board of directors will have the authority, without further action by the shareholders, to issue up to 20,000,000 shares of preferred stock in one or more series. The board of directors will also have the authority to designate the price, rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series, any or all of which may be greater than the rights of the common stock.

The issuance of preferred stock might have the effect of delaying, deferring or preventing a change in control of STEC without further action by the shareholders. The issuance of preferred stock with voting and conversion rights might also adversely affect the voting power of the holders of common stock. In some circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock. There are no shares of preferred stock currently outstanding.

The following description of our preferred stock, and any description of our preferred stock in a prospectus supplement and/or free writing prospectus is subject to, and qualified in its entirety by reference to, the California Corporation Code, and the actual terms and provisions contained in our articles of incorporation and bylaws, each as amended from time to time.

Terms

Unless provided in a supplement to this prospectus and/or free writing prospectus, the shares of our preferred stock to be issued will have no preemptive rights. Any prospectus supplement and/or free writing prospectus offering our preferred stock will furnish the following information with respect to the preferred stock offered:

•	number of shares of preferred stock to be issued and the offering price of the preferred stock;

•	the title and stated value of the preferred stock;

•	dividend rights;

•	dividend rates, periods, or payment dates, or methods of calculation of dividends applicable to the preferred stock;

•	the date from which distributions on the preferred stock shall accumulate, if applicable;

•	right to convert the preferred stock into a different type of security;

•	voting rights attributable to the preferred stock;

•	rights and preferences upon our liquidation or winding up of our affairs;

•	terms of redemption;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price (or manner of calculation thereof);

•	a discussion of federal income tax considerations applicable to the preferred stock;

•

the relative ranking and preferences of the preferred stock as to distribution rights (including whether any liquidation preference as to the preferred stock will be treated as a liability for purposes of determining the availability of assets for distributions to holders of stock ranking junior to the shares of preferred stock as to distribution rights);

•

any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to distribution rights and rights upon the liquidation, dissolution or winding up or our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Rank

Unless otherwise indicated in the applicable supplement to this prospectus and/or free writing prospectus, shares of our preferred stock will rank, with respect to payment of distributions and rights upon our liquidation, dissolution or winding up, and allocation of our earnings and losses:

•	senior to all classes or series of our common stock, and to all of our equity securities ranking junior to the preferred stock;

•	on a parity with all equity securities issued by us, the terms of which specifically provide that these equity securities rank on a parity with the preferred stock; and

•	junior to all equity securities issued by us, the terms of which specifically provide that these equity securities rank senior to the preferred stock.

Distributions

Subject to any preferential rights of any outstanding stock or series of stock, our preferred shareholders are entitled to receive distributions, when and as authorized by our board of directors, out of legally available funds, and share pro rata based on the number of preferred shares, common stock and other parity equity securities outstanding.

Voting Rights

Unless otherwise indicated in the applicable supplement to this prospectus and/or free writing prospectus, holders of our preferred stock will not have any voting rights.

Liquidation Preference

Upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of stock ranking junior to the preferred stock in our distribution of assets upon any liquidation, dissolution or winding up, the holders of each series of our preferred stock are entitled to receive, after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable supplement to this prospectus), plus an amount, if applicable, equal to all distributions accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if the preferred stock does not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets. In the event that, upon our voluntary or involuntary liquidation, dissolution or winding up, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of our outstanding preferred stock and the corresponding amounts payable on all of our stock of other classes or series of equity security ranking on a parity with the preferred stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of our preferred stock and all other such classes or series of equity security shall share ratably in the distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If the liquidating distributions are made in full to all holders of preferred stock, our remaining assets shall be distributed among the holders of any other classes or series of equity security ranking junior to the preferred stock upon our liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares of stock.

Conversion Rights

The terms and conditions, if any, upon which shares of any series of preferred stock are convertible into other securities will be set forth in the applicable supplement to this prospectus and/or free writing prospectus. These terms will include the amount and type of security into which the shares of preferred stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of that preferred stock.

Redemption

If so provided in the applicable supplement to this prospectus and/or free writing prospectus, our preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such supplement to this prospectus and/or free writing prospectus.

Anti-takeover provisions in our charter documents and stock option plan and California Law Provisions

We have taken a number of actions that could have the effect of discouraging a takeover attempt. For example, provisions of our articles of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders.

These provisions include:

•	limitations on who may call special meetings of shareholders;

•	advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by shareholders at shareholder meetings;

•	elimination of cumulative voting in the election of directors;

•	the right of a majority of directors in office to fill vacancies on the board of directors;

•	the ability of our board of directors to issue, without shareholder approval, “blank check” preferred stock to increase the number of outstanding shares and thwart a takeover attempt.

The California Corporation Code also contains certain provisions applicable to us that may have the effect of deterring or discouraging an attempt to take control of STEC. These provisions, among other things:

•	require an affirmative vote of all classes of stock voting independently in order to approve a change in control;

•	restrict business combinations with some shareholders once the shareholder acquires 15% or more of our common stock;

•

require the company to obtain an affirmative opinion in writing as to the fairness of the offering price, prior to completing the transaction, if an “interested person” makes an offer to purchase the shares of some or all of the existing shareholders. California law considers a person to be an “interested person” if the person directly or indirectly controls the company, if the person is directly or indirectly controlled by one of the officers or directors, or if the person is an entity in which one of the officers or directors holds a material financial interest (Section 1203);

•

if after receiving an offer from such an “interested person”, a subsequent offer from a neutral third party, to notify the shareholders of this offer and afford each of them the opportunity to withdraw their consent to the “interested person” offer;

•

if a single entity or constituent corporation owns more than 50% but less than 90% of the outstanding shares of any class of capital stock and attempts to merge the company into itself or other constituent corporation, non-redeemable securities may only be exchanged for non-redeemable securities of the surviving entity unless all of the shareholders consent to the transaction or the terms of the transaction are approved and determined fair by the California Commissioner of Corporations (Section 1101); and

•

any proposed sale or disposition of all or substantially all of assets to any other corporation that is controlled by or under common control with a corporation must be consented to by shareholders holding at least 90% of the outstanding shares of the capital stock or approved and determined fair by the California Commissioner of Corporations (Section 1001(d)).

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities under an indenture between us and a U.S. banking institution, as the indenture trustee. Each indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended, and we may supplement the indenture from time to time after we execute them.

This prospectus summarizes the material provisions of the indenture and the debt securities that we may issue under an indenture. This summary may not describe all of the provisions of the indenture or of any of the debt securities that might be important to you. For additional information, you should carefully read the forms of indenture that are incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

When we offer to sell a particular series of debt securities, we will describe the specific terms of those debt securities in a supplement to this prospectus and/or free writing prospectus. We will also indicate in the supplement and/or free writing prospectus whether the general terms in this prospectus apply to a particular series of debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, you should carefully read this prospectus and the applicable supplement and/or free writing prospectus.

Terms

The prospectus supplement and/or free writing prospectus will describe the debt securities and the price or prices at which we will offer the debt securities. The description will include:

•	the title and form of the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	the person to whom any interest on a debt security of the series will be paid;

•	the date or dates on which we must repay the principal;

•	the rate or rates at which the debt securities will bear interest;

•	the date or dates from which interest will accrue, and the dates on which we must pay interest;

•	the place or places where we must pay the principal and any premium or interest on the debt securities;

•	the terms and conditions on which we may redeem any debt security, if at all;

•	any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

•	the denominations in which we may issue the debt securities;

•	the manner in which we will determine the amount of principal of or any premium or interest on the debt securities;

•	the currency in which we will pay the principal of and any premium or interest on the debt securities;

•	the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

•

the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

•	if applicable, that the debt securities are defeasible and the terms of such defeasance;

•	if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of our debt securities, preferred stock or common stock or other securities or property;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

•	the subordination provisions that will apply to any subordinated debt securities;

•

any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

•	any addition to or change in the covenants in the indentures; and

•	any other terms of the debt securities not inconsistent with the applicable indentures.

We may sell the debt securities at a substantial discount below their stated principal amount. We will describe U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An “original issue discount security” is any debt security sold for less than its face value, and which provides that the holder cannot receive the full face value if maturity is accelerated. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default. In addition, we will describe U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the prospectus supplement.

Conversion and Exchange Rights

The prospectus supplement and/or free writing prospectus will describe, if applicable, the terms on which you may convert debt securities into or exchange them for debt securities, preferred stock and common stock or other securities or property. The conversion or exchange may be mandatory or may be at your option. The prospectus supplement and/or free writing prospectus will describe how the amount of debt securities, number of shares of preferred stock and common stock or other securities or property to be received upon conversion or exchange would be calculated.

Subordination of Subordinated Debt Securities

The indebtedness underlying any subordinated debt securities will be payable only if all payments due under our senior indebtedness, as defined in the applicable indenture and any indenture supplement, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration.

If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors. The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.

Form, Exchange, and Transfer

We will issue debt securities only in fully registered form, without coupons, and only in denominations of $1,000 and integral multiples thereof, unless the prospectus supplement and/or free writing prospectus provides otherwise. The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of similar terms and aggregate principal amount.

Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will name the transfer agent in the prospectus supplement. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where we will make payment on debt securities.

If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer of or exchange of any debt security selected for redemption, except the unredeemed portion of the debt security being redeemed.

Global Securities

The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of all debt securities of that series. Each global security will be registered in the name of a depositary identified in the prospectus supplement. We will deposit the global security with the depositary or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer.

No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary or any nominee or successor of the depositary unless:

•	the depositary is unwilling or unable to continue as depositary; or

•	the depositary is no longer in good standing under the Exchange Act or other applicable statute or regulation.

The depositary will determine how all securities issued in exchange for a global security will be registered.

As long as the depositary or its nominee is the registered holder of a global security, we will consider the depositary or the nominee to be the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities. We will make all payments of principal, premium and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that some purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security.

Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant.

The policies and procedures of the depositary may govern payments, transfers, exchanges and others matters relating to beneficial interests in a global security. We and the trustee will assume no responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.

Payment and Paying Agents

We will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.

We will pay principal and any premium or interest on the debt securities at the office of our designated paying agent. Unless the prospectus supplement and/or free writing prospectus indicate otherwise, the corporate trust office of the trustee will be the paying agent for the debt securities.

Any other paying agents we designate for the debt securities of a particular series will be named in the prospectus supplement and/or free writing prospectus. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment, as an unsecured general creditor.

Consolidation, Merger, and Sale of Assets

Under the terms of the indentures, so long as any securities remain outstanding, we may not consolidate or enter into a share exchange with or merge into any other person, in a transaction in which we are not the surviving corporation, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•	the successor assumes our obligations under the debt securities and the indentures; and

•	we meet the other conditions described in the indentures.

Events of Default

Each of the following will constitute an event of default under each indenture:

•	failure to pay the principal of or any premium on any debt security when due;

•	failure to pay any interest on any debt security when due, for more than a specified number of days past the due date;

•	failure to deposit any sinking fund payment when due;

•

failure to perform any covenant or agreement in the indenture that continues for a specified number of days after written notice has been given by the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series;

•	events of bankruptcy, insolvency or reorganization; and

•	any other event of default specified in the prospectus supplement.

If an event of default occurs and continues, both the trustee and holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding securities of that series may rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.

Except for its duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If they provide this indemnification and subject to conditions specified in the applicable indenture, the holders of a majority in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•

the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request upon the trustee, and have offered reasonable indemnity to the trustee, to institute the proceeding;

•	the trustee has failed to institute the proceeding for a specified period of time after its receipt of the notification; and

•

the trustee has not received a direction inconsistent with the request within a specified number of days from the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series.

Modification and Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may only make the following changes with the consent of the holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption, of any debt securities; or

•	reducing the percentage of debt securities the holders of which are required to consent to any amendment.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal, premium or interest on any debt security of that series or in respect of a covenant or provision of the indenture that cannot be amended without each holder’s consent.

Except in limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In limited circumstances, the trustee may set a record date. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

Defeasance

To the extent stated in the prospectus supplement and/or free writing prospectus, we may elect to apply the provisions in the indentures relating to defeasance and discharge of indebtedness, or to defeasance of restrictive covenants, to the debt securities of any series. The indentures provide that, upon satisfaction of the requirements described below, we may terminate all of our obligations under the debt securities of any series and the applicable indenture, known as legal defeasance, other than our obligation:

•	to maintain a registrar and paying agents and hold monies for payment in trust;

•	to register the transfer or exchange of the notes; and

•	to replace mutilated, destroyed, lost or stolen notes.

In addition, we may terminate our obligation to comply with any restrictive covenants under the debt securities of any series or the applicable indenture, known as covenant defeasance.

We may exercise our legal defeasance option even if we have previously exercised our covenant defeasance option. If we exercise either defeasance option, payment of the notes may not be accelerated because of the occurrence of events of default.

To exercise either defeasance option as to debt securities of any series, we must irrevocably deposit in trust with the trustee money and/or obligations backed by the full faith and credit of the United States that will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and each installment of interest on the debt securities. We may only establish this trust if, among other things:

•	no event of default shall have occurred or be continuing;

•

in the case of legal defeasance, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of our counsel, provides that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

•

in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and

•	we satisfy other customary conditions precedent described in the applicable indenture.

Notices

We will mail notices to holders of debt securities as indicated in the prospectus supplement and/or free writing prospectus.

Title

We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional shares or some multiple of shares of preferred stock, rather than individual shares of preferred stock. If we choose to do so, we will issue depositary receipts for depositary shares, each of which will represent a fraction or a multiple of a share of a particular series of preferred stock as described below.

The applicable prospectus supplement and/or free writing prospectus will describe the specific terms of any issuance of depositary shares. You should read the particular terms of any depositary shares we offer in any prospectus supplement and/or free writing prospectus, together with the more detailed form of deposit agreement, including the form of depositary receipt relating to the depositary shares, which will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part. The prospectus supplement and/or free writing prospectus also will state whether any of the terms summarized below do not apply to the depositary shares being offered.

General

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a bank or trust company we select, with its principal executive office in the United States and a combined capital and surplus of at least $50,000,000, as depositary, which we refer to as the preferred stock depositary, and the holders from time to time of depositary receipts issued under the agreement. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the fraction or multiple of a share of preferred stock represented by that depositary share, to all the rights and preferences of the preferred stock represented by that depositary share, including dividend, voting and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of the related series of preferred stock. Immediately following the issuance of shares of a series of preferred stock, we will deposit those shares with the preferred stock depositary, which will then issue and deliver the depositary receipts to the purchasers.

Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received on the related series of preferred stock to the record holders of depositary receipts relating to those series in proportion to the number of the depositary shares evidenced by depositary receipts those holders own.

If we make a distribution other than in cash, the preferred stock depositary will distribute the property it receives to the record holders of depositary receipts in proportion to the number of depositary shares evidenced by depositary receipts those holders own, unless the preferred stock depositary determines that the distribution cannot be made proportionately among those holders or that it is not feasible to make the distribution. In that event, the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds to the holders in proportion to the number of depositary shares evidenced by depositary receipts they own.

The amount distributed to holders of depositary shares will be reduced by any amounts required to be withheld by us or the preferred stock depositary on account of taxes or other governmental charges.

Conversion and Exchange

If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement and/or free writing prospectus will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

Voting

Upon receiving notice of any meeting at which the holders of any series of the preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice of the meeting to the record holders of the depositary receipts relating to that series of preferred stock. Each record holder of the depositary receipts on the record date, which will be the same date as the record date for the related series of preferred stock, may instruct the preferred stock depositary how to exercise his or her voting rights. The preferred stock depositary will endeavor, insofar as practicable, to vote or cause to be voted the maximum number of whole shares of the preferred stock represented by those depositary shares in accordance with those instructions received sufficiently in advance of the meeting, and we will agree to take all reasonable action that may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting shares of the preferred stock for which it does not receive specific instructions from the holder of the depositary shares representing them.

Redemption of Depositary Shares

Depositary shares will be redeemed from any proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of the series of the preferred stock represented by those depositary shares. The redemption price per depositary share will equal the applicable fraction or multiple of the redemption price per share payable with respect to the series of the preferred stock. If we redeem shares of a series of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock that we redeem. If less than all the depositary shares will be redeemed, the depositary shares to be redeemed will be selected by lot or substantially equivalent method determined by the preferred stock depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of the depositary shares will cease, except the right to receive the monies payable and any other property to which the holders were entitled upon the redemption upon surrender to the preferred stock depositary of the depositary receipts evidencing the depositary shares. Any funds deposited by us with the preferred stock depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date the funds are deposited.

Amendment and Termination of the Deposit Agreement

We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless it has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement will automatically terminate after there has been a final distribution on the related series of preferred stock in connection with our liquidation, dissolution or winding up and that distribution has been made to the holders of depositary shares or all of the depositary shares have been redeemed.

Charges of Preferred Stock Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all charges of the preferred stock depositary in connection with the initial deposit of the related series of preferred stock, the initial issuance of the depositary shares, all withdrawals of shares of the related series of preferred stock by holders of depositary shares and the registration of transfers of title to any depositary shares.

However, holders of depositary shares will pay other transfer and other taxes and governmental charges and the other charges expressly provided in the deposit agreement to be for their accounts.

Corporate Trust Office of Preferred Stock Depositary

The preferred stock depositary’s corporate trust office will be set forth in the applicable prospectus supplement and/or free writing prospectus relating to a series of depositary shares. The preferred stock depositary will act as transfer agent and registrar for depositary receipts, and, if shares of a series of preferred stock are redeemable, the preferred stock depositary will act as redemption agent for the corresponding depositary receipts.

Resignation and Removal of Preferred Stock Depositary

The preferred stock depositary may resign at any time by delivering to us written notice of its election to do so, and we may at any time remove the preferred stock depositary. Any resignation or removal will take effect upon the appointment of a successor preferred stock depositary. A successor must be appointed by us within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and a combined capital and surplus of at least $50,000,000.

Reports to Holders

We will deliver all required reports and communications to holders of the preferred stock to the preferred stock depositary, and it will forward those reports and communications to the holders of depositary shares. Upon request, the preferred stock depositary will provide for inspection to the holders of depositary shares the transfer books of the depositary and the list of holders of receipts; provided that any requesting holder certifies to the preferred stock depositary that such inspection is for a proper purpose reasonably related to such person’s interest as an owner of depositary shares evidenced by the receipts.

DESCRIPTION OF SECURITIES WARRANTS

We may issue securities warrants from time to time in one or more series for the purchase of our common stock, debt securities or preferred stock or any combination of those securities. Securities warrants may be issued independently or together with any shares of common stock, debt securities or shares of preferred stock offered by any prospectus supplement and/or free writing prospectus and may be attached to or separate from these shares of common stock, debt securities or shares of preferred stock. Each series of securities warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent or any other bank or trust company specified in the related prospectus supplement and/or free writing prospectus relating to the particular issue of securities warrants. The warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation or relationship of agency or trust for or with any holders of securities warrants or beneficial owners of securities warrants. The specific terms of a series of securities warrants will be described in the applicable prospectus supplement and/or free writing prospectus relating to that series of securities warrants along with any general provisions applicable to that series of warrants. The following description of the warrants, and any description of the securities warrants in a prospectus supplement and/or free writing prospectus, is a summary. This summary description is subject to, and qualified in its entirety by reference to, the underlying warrant agreement, which we will file or incorporate by reference as an exhibit to the registration statement of which this prospectus forms a part at or prior to the time of the sale of the securities warrants.

Terms

If securities warrants are offered by us, the prospectus supplement and/or free writing prospectus will describe the terms of the securities warrants, including the following if applicable to the particular offering:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued and sold;

•	the currency, currencies, including composite currencies or currency units, in which the price of the warrants may be payable;

•	the number of shares of common stock purchasable upon exercise of the securities warrants to purchase common stock and the price at which such shares of common stock may be purchased upon exercise;

•

the designation, aggregate principal amount, currency, currencies or currency units and terms of the debt securities purchasable upon exercise of the warrants and the price at which the debt securities may be purchased upon such exercise;

•

the designation and terms of the debt securities or preferred stock with which the securities warrants are issued and the number of securities warrants issued with each debt security or share of preferred stock;

•	the date on and after which the securities warrants and the related common stock, debt securities or preferred stock will be separately transferable;

•	if applicable, the date on which the right to exercise the securities warrants shall commence and the date on which this right shall expire;

•	whether the securities warrants will be issued in registered or bearer form;

•	if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

•	a discussion of federal income tax, accounting and other special considerations, procedures and limitations relating to the securities warrants; and

•	any other terms of the securities warrants including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Securities warrants may be exchanged for new securities warrants of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their securities warrants, holders of securities warrants will not have any of the rights of holders of shares of common stock, the debt securities or shares of preferred stock purchasable upon exercise, including the right to receive payments of principal of, any premium on, or any interest on, the debt securities purchasable upon such exercise or to enforce the covenants in the indenture or to receive payments of dividends, if any, on the common stock or preferred stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise of Securities Warrants

Each securities warrant will entitle the holder to purchase a principal amount of debt securities or a number of shares of common stock or preferred stock at an exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement and/or free writing prospectus relating to those securities warrant. Securities warrants may be exercised at the times set forth in the prospectus supplement and/or free writing prospectus relating to such securities warrants. After the close of business on the expiration date (or any later date to which the expiration date may be extended by us), unexercised securities warrants will become void. Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement and/or free writing prospectus relating thereto, securities warrants may be exercised by delivery to the warrant agent of the certificate evidencing the securities warrants properly completed and duly executed and of payment as provided in the prospectus supplement and/or free writing prospectus of the amount required to purchase the debt securities or shares of common stock or preferred stock purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement and/or free writing prospectus relating to the securities warrants. Upon receipt of the payment and the certificate representing the securities warrants to be exercised properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement and/or free writing prospectus, we will, as soon as practicable, issue and deliver the debt securities or shares of common stock or preferred stock purchasable upon such exercise. If fewer than all of the securities warrants represented by that certificate are exercised, a new certificate will be issued for the remaining amount of securities warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND UNITS

We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock or preferred stock (or a range of numbers of shares pursuant to a predetermined formula) at a future date or dates. The price per share of common or preferred stock and the number of shares of common or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

The stock purchase contracts may be issued separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and either:

•	our debt securities;

•	our preferred stock; or

•	debt obligations of third parties, including U.S. Treasury securities.

These securities or third party debt obligations would secure the holders’ obligations to purchase the common or preferred stock under the stock purchase contracts.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or pre-funded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner, and in specified circumstances we may deliver newly issued, prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing the holder’s obligations under the original stock purchase contract.

The applicable prospectus supplement and/or free writing prospectus will describe the terms of any stock purchase contracts or stock purchase units, and, if applicable, prepaid securities. The description in the applicable prospectus supplement and/or free writing prospectus will be a summary and reference will be made to the stock purchase contracts, any collateral and depositary arrangements relating to the stock purchase contracts or stock purchase units; and, if applicable the prepaid securities. Material U.S. federal income tax considerations applicable to the stock purchase contracts and the stock purchase units will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the offered securities through agents, through underwriters or dealers, directly to one or more purchasers or through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to STEC, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

In connection with particular offerings of securities in the future, the validity of those securities will be passed upon for STEC by the law firm of Reed Smith LLP, or others named in the applicable prospectus supplement. Counsel for any underwriters or agents shall also be named in the applicable prospectus supplement.

7,500,000 shares

Common Stock

Prospectus supplement

J.P. Morgan	Deutsche Bank Securities

Barclays Capital	Oppenheimer & Co.

August     , 2009

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus suplement or the accompanying prospectus. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplment and the accompanying prospectus is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplment and the accompanying prospectus or of any sale of our common shares.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus supplement and the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.